AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 6, 2026

Ark7 AIDC I, LLC

(A DELAWARE SERIES LIMITED LIABILITY COMPANY)

1 Ferry Building, Ste 201

San Francisco, CA 94111

www.ark7.com

Series	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer (2)
Series #VNATI Interest*
Per Share	$ 138.00	$ -	$ 138.00
Total Minimum	N/A	N/A	N/A
Total Maximum	$ 23,184,000.00	$ -	$ 23,184,000.00

____________________

* Denotes series submitted for qualification by the Commission in this Offering Circular.

  This Offering is being conducted by the company as a direct public offering (i.e., without the benefit of the services of an SEC-registered broker-dealer) on a "best efforts" basis in a "Tier 2" Regulation A offering by associated persons of our Managing Member through the Ark7 Platform. The associated persons of our Managing Member will not receive any commission or any other remuneration in relation to this offering. In offering the securities on our behalf, the associated persons of the Managing Member will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.
  The company anticipates approximately $1,434,568.00 of the proceeds from the Series Interests purchased will be used for offering expenses.

There is no minimum subscription per investor.

This offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold, (ii) the date at which the offering is earlier terminated by the company, in its sole discretion or (iii) the date that is three years from this offering being qualified by the United States Securities and Exchange Commission (the "Commission" or "SEC"). At least every 12 months after this offering has been qualified by the SEC the company will file a post-qualification amendment to include the company's recent financial statements. In addition, the company may periodically file a post-qualification amendment to include additional Series Interests to this offering. No escrow agent has been engaged for this offering and hold funds tendered by investors will be held in a segregated account controlled by the company.

See Plan of Distribution. No escrow account administered by an escrow agent has been established for this offering. Funds tendered by investors will be held in a segregated account controlled by the company. The company may undertake one or more closings on a rolling basis, regardless of the amount of funds, and intends to affect a close every 7 business days, after each closing, funds tendered by investors will be available to the company, and interests will be issued to investors. The initial closing will occur as soon as funds clear. We expect to hold subsequent closings every 7 business days. Assuming additional information does not need to be provided for due diligence (AML/KYC) and the investment has been funded it will take up to 3 business days to determine whether a subscription agreement has been accepted or rejected. In the event additional information is required from the subscriber, within 3 business days, the company will reach out to the subscriber for that information.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See "Risk Factors" on page 6.

The company is following the "Offering Circular" format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to "Emerging Growth Companies" under the JOBS Act of 2012. See "Summary - Implications of Being an Emerging Growth Company."

In this Offering Circular, the terms "Ark7 AIDC I, LLC" "AIDC1" "we," "us, "our," the "company" and similar terms refer to Ark7 AIDC I, LLC, a Delaware series limited liability company.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

I

Implications of Being an Emerging Growth Company

The company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") because the company is not registering its securities under the Exchange Act. Rather, the company will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

  annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer's securities, executive officers and directors and certain executive compensation information, management's discussion and analysis ("MD&A") of the issuer's liquidity, capital resources, and results of operations, and two years of audited financial statements), semiannual reports (including disclosure primarily relating to the issuer's interim financial statements and MD&A) and current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the company's offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend its ongoing reporting obligations under Regulation A.

If the company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, the company:

  will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
  will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as "compensation discussion and analysis");
  will not be required to obtain a non-binding advisory vote from its interest holders on executive compensation or golden parachute arrangements (commonly referred to as the "say-on-pay," "say-on-frequency" and "say-on-golden-parachute" votes);
  will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
  may present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
  will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

If the company becomes subject to the ongoing reporting requirements of the Exchange Act, the company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company's election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

II

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after its initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that the company no longer meets the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the company would cease to be an "emerging growth company" if it has more than $1.07 billion in annual revenues, have more than $700 million in market value of its common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that the company may also qualify, once listed, as a "smaller reporting company" under the Commission's rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

III

SERIES OFFERING TABLE

The table below shows key information related to the offering of each Series, as of November 6, 2026. Please also refer to "The Company's Properties" and "Use of Proceeds" for further details.

Series Name	Underlying Assets	Offering Price per Interest	Maximum Offering Size	Minimum/Maximum Subscribed Series Interests (1)	Initial Qualification Date (2)	Open Date (3)	Closing Date	Status
Series #VNATI	926 Commerce Dr, Soperton, GA 30457	$ 138.00	$ 23,184,000.00	0 = Minimum 168,000 = Maximum	[__________]	[__________]	[__________]	Pending

____________________

  For open offerings, each row states, with respect to the given offering, the minimum and maximum number of Series Interests offered and the number of subscriptions for Series Interests received as of the date of this Offering Circular, but the closing of such offering has not yet taken place. For any closed offerings, each row would state the actual number of Series Interests sold.
  For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Commission.
  For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

IV

SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company's Series Interests, you should carefully read this entire Offering Circular, including the company's financial statements and related notes. You should also consider, among other information, the matters described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company

Ark7 AIDC I, LLC, a Delaware series limited liability company formed on September 29, 2026 ("AIDC1"). Ark7 Inc., a Delaware corporation ("Ark7") is the managing member of AIDC1 (the "Managing Member"). The Amended and Restated Series Limited Liability Company Agreement of the company (the "Operating Agreement") is effective November 2, 2026. The purpose of the company is to establish separate series that invest in entities that own and develop data-center and related infrastructure assets, with the transaction terms governed by the applicable Series Designation and this Offering Circular.

Investors in this offering will acquire Series Interests in a Series of the company, each of which is a separate registered series of the company for purposes of assets and liabilities.

The Series Asset of each Series is a membership interest in a separate project company (its "Project Company") that will own and develop a data center project. Owners of Interests in a Series will only have an interest in the assets, liabilities, profits and losses of that Series, which consist principally of its interest in the applicable Project Company. Investors will not own the land, the building or the power and cooling infrastructure directly. The terms that apply to each Series are set out in its Series Designation and summarized below.

Series #VNATI was established on September 29, 2026. The Series Asset of Series #VNATI is a Class A membership interest in Soperton Data Center I, LLC (its "Project Company"). Its Project Company will own and develop a data center project with approximately 10.0 MW of planned utility power capacity and 7.6 MW of tenant IT load at 926 Commerce Dr, Soperton, GA 30457 ("Soperton Data Center Project").

Series #VNATI holds 66.67% of the Class A voting power of its Project Company, and the Sponsor Member, VCI Energy Inc., holds 33.33%. Series #VNATI controls the appointment, removal and replacement of the manager of its Project Company (the "Project Company Manager"). The Project Company Manager is Ark7 or an Ark7-controlled entity. The rights of the Sponsor Member are intended to be protective rights and not ordinary-course participating rights.

For Series #VNATI, full funding means $20,280,000 of actual Series cash contributed to and received by its Project Company. At full funding, Series #VNATI is entitled to 26% of the economics of its Project Company. Sponsor economics may reach 74%, based on Recognized Sponsor Funding. Series-level fees and expenses do not reduce, or count toward, the Series equity contribution. The Agreed Land-and-Power Value of $10,000,000 is a negotiated commercial value used for economic sizing. It is not additional cash.

Ark7 will serve as the asset manager responsible for managing each Series' Underlying Asset (the "Asset Manager") as described in the Asset Management Agreement between Ark7 Inc. and each series of Ark7 AIDC I, LLC.

Ark7 will serve as the Managing Member responsible for the day-to-day management of the company and each registered series.

Organizational Chart

For ease of understanding the company's business structure, it has included the organizational chart below.

A Series does not acquire real property directly. Each Series contributes equity to its Project Company and holds a membership interest in the Project Company. The Project Company acquires the project land directly from a third-party seller and owns the land, the building, and the power and cooling infrastructure of the project. The Series is not the purchaser of the land.

The Sponsor Member of each Project Company, a development sponsor, handles development, land and power arrangements, construction, permitting, utility coordination, financing execution and offtaker implementation under the Project Company arrangements.

We intend to make ownership of the Series available to investors through an offer and sale of Series Interests under Tier 2 of Regulation A. The proceeds of the offering, after Series-level offering expenses, the Sourcing Fee and any Series-level marketing expense, will be contributed to its Project Company as equity. See "Use of Proceeds."

Investment Approach and Strategy Overview

  Our Investment Objective is for each Data Center series to invest in an entity that owns and develops data-center and related infrastructure assets, with the transaction terms governed by the applicable Series Designation and this Offering Circular.
  Our Operating Model for each project is that the applicable Project Company owns the land, the building, and the power and cooling infrastructure, and the tenant or offtaker owns the compute equipment. Rent is expected to be based on reserved IT capacity, and electricity is intended to be passed through at cost.
  Our Control Structure gives each Series a majority of the Class A voting power of its Project Company and control over the appointment, removal and replacement of the Project Company Manager, while the rights of the Sponsor Member are intended to be protective rights and not ordinary-course participating rights.

Investment outcomes are subject to the risks of developing and operating data-center infrastructure, including power availability, cooling, construction, permitting, offtaker concentration, energy costs, technology obsolescence, project-level debt and construction financing, and the execution of the development sponsor. See "Risk Factors."

Offering Summary

The Series #VNATI Offering

Maximum Offering Amount	Up to $ 23,184,000.00 of Series #VNATI Interests to be acquired pursuant to a Subscription Agreement are being offered on a "best efforts" basis.

Minimum Offering Amount	None.

Price Per Security	$138.00 per Series #VNATI Interest

Minimum Investment	One Series Interest per investor.

Use of Proceeds

The net proceeds from the sale of Series #VNATI Interests, after Series-level offering expenses, the Sourcing Fee of up to 6.0% of the gross offering proceeds actually received and any Series-level marketing expense, will be contributed as equity to its Project Company, in which Series #VNATI holds a Class A membership interest. See "Use of Proceeds."

Series Interests outstanding before the offering	Series #VNATI Interest: 5,600

Series Interests outstanding after the offering

Series #VNATI Interest: 173,600

In addition, 41,900 Sponsor Interests may be issued to Ark7 Inc. under Section 3.4(c) of the Operating Agreement without cash consideration. The Regulation D offering of Series #VNATI is ongoing; the number of Series Interests issued under Regulation D is stated as of November 6, 2026 and may increase before this Offering is qualified.

Related Party Fees

Payment	Description	Amount	Payor	Payee
Sourcing Fee	Up to 6.0% of the gross offering proceeds actually received.	$ 1,428,168	Series #VNATI	Ark7 Inc.
Asset Management Fee (1)	Equal to 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement.	TBD	Series #VNATI	Ark7 Inc.

____________________

  The company notes that this fee may be up to 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Whether it is 15% or less will be determined for each Series by the Managing Member in its sole discretion. The Managing Member, Ark7, has determined the Asset Management Fee is 15% for Series #VNATI.

Selected Risks

The company's business is subject to a number of risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following this summary. These risks include, but are not limited to, the following:

  An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset.
  Liability of investors between series of interests.
  Each Series relies on its Managing Member, Ark7, to manage the Series and exercise the Series' governance rights with respect to its Project Company.
  If Ark7, the company's Asset Manager, fails to retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer.
  Ark7 Inc. is both the Asset Manager and the Managing Member, and compensation terms were not determined on an arm's length basis.
  There is competition for time among the various entities sharing the same management team.
  There is currently no trading market for the company's securities.
  The company has limited operating history for investors to evaluate.
  Possible Changes in Federal Tax Laws make it impossible to giver certainty to the tax treatment of any series of interest.
  The company's consolidated financial statements include a going concern opinion.
  The company may not raise sufficient funds to achieve its business objectives.
  A Series may commence an offering before its Project Company completes the acquisition and development of the applicable project.
  The company's management has discretion in the application of proceeds within the permitted categories described under "Use of Proceeds."
  If Series #VNATI does not achieve Ark7 Full Funding of $20,280,000, its economic interest in the Project Company may be less than 26%.
  The purchase prices for the Series Interests have been arbitrarily determined.
  If the applicable Project Company is unable to sell or otherwise monetize its project or the Series is unable to dispose of its interest in the Project Company, investors may have to hold their Series Interests for an indefinite period.
  Competition with other parties entering real estate investment business may reduce the company's profitability.
  The company does not intend to hire an escrow agent and there will be no escrow account, therefore there is no independent third-party holding investors funds until they are released to the company.
  The company's real estate and real estate-related assets will be subject to the risks typically associated with real estate.
  The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions.
  The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed.
  The Project Company may depend on one or a small number of tenants or offtakers, and the loss, default or reduction in reserved capacity of a tenant or offtaker could materially reduce project revenue.
  The company may decide to sell an Underlying Asset which could conflict with an investor's interests.
  Changes in economic conditions, demand for data center capacity, energy costs or competing supply could adversely affect the value and operating performance of the project.
  Disputes with tenants, offtakers, contractors, utilities or other project counterparties could delay the project or reduce cash available for distribution to the Series.
  Costs imposed pursuant to governmental laws and regulations may reduce the company's net income and the cash available for distributions to its investors.
  The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company's investors.
  Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.
  Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company's cash flows and the return on investment.
  The company's Operating Agreement and applicable Series Interest Subscription Agreement each include a forum selection provision, that requires disputes be resolved in state or federal courts in the State of California, under Delaware law, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.
  Investors in this offering may not be entitled to a jury trial with respect to claims arising under the applicable Series Interest Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Agreement.
  The company's results of operations may be negatively impacted by the coronavirus outbreak.
  Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company's business.
  Investors in a Series have only indirect exposure to its project, through the membership interest of the Series in the applicable Project Company. The Series does not own the land, the building or the power and cooling infrastructure directly.
  Each Series is entitled to its full share of the economics of its Project Company only at full funding, as defined in its Series Designation, and its voting control and its economic interest are not the same.
  Sponsor economics may increase based on Recognized Sponsor Funding, and the Sponsor Member holds a minority of the Class A voting power of the Project Company.
  Each project depends substantially on its Sponsor Member for development, land and power arrangements, construction, permitting, utility coordination, financing execution and offtaker implementation, and any failure by the Sponsor Member to perform could delay or impair the project.
  The Sponsor Member has protective consent rights that may limit or delay actions of the Project Company.
  The Project Company may incur project-level debt and construction financing, which would have claims on the assets and cash flows of the Project Company ahead of its equity holders, including the Series.
  If there is an uncured Ark7 Funding Shortfall, a Special Member may exercise rights over replacement-financing matters.
  The project depends on the availability of sufficient utility power and on effective cooling, and delays or shortfalls in either could delay the project or reduce its revenue.
  The project is subject to construction and permitting risks, including delays and cost increases.
  The Project Company may depend on a single offtaker or a small number of offtakers, and the loss or default of an offtaker could materially reduce its revenue.
  Changes in energy costs could affect the economics of the project and the demand of offtakers, even though electricity is intended to be passed through at cost.
  Technological change may make the facility, or its power and cooling design, obsolete or less competitive.
  Sponsor Interests may be issued without cash consideration and, once vested, may dilute the ownership and voting power of investors.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to the Structure, Operation and Performance of the Company

An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset. A purchase of Series Interests in a Series does not constitute an investment in either the company or an Underlying Asset directly, or in any other Series Interest. This results in limited voting rights of the investor, which are solely related to a particular Series, and are further limited by the Amended and Restated Series Limited Liability Company Agreement of Ark7 AIDC I, LLC effective November 2, 2026 (the "Operating Agreement") of the company, described further herein. Investors will have limited voting rights. Thus, the Managing Member and the Asset Manager retain significant control over the management of the company, each Series and the Underlying Assets.

Furthermore, because the Interests in a Series do not constitute an investment in the company as a whole, holders of the Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series. In addition, the economic interest of a holder in a Series will not be identical to owning a direct undivided interest in an Underlying Asset because, among other things, before distributions are made to the holders, the Asset Manager will receive a fee in respect of its management of the Underlying Asset.

Liability of investors between series of interests. The company is structured as a Delaware series limited liability company that issues a separate series of interests for each Underlying Asset. Each series of interests will merely be a separate series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the "LLC Act"), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding one series of interests is segregated from the liability of investors holding another series of interests and the assets of one series of interests are not available to satisfy the liabilities of other series of interests.

Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation.

If the company's series limited liability company structure is not respected, then investors may have to share any liabilities of the company with all investors and not just those who hold the same series of interests as them. Furthermore, while the company intends to maintain separate and distinct records for each series of interests and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a series to the liabilities of another series of interests. The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their Series Interests, or the likelihood of any distributions being made by a particular Series to its investors.

In addition, the company is not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series of interests should be applied to meet the liabilities of the other series of interests or the liabilities of the company generally where the assets of such other series of interests or of the company generally are insufficient to meet its liabilities.

Each Series will rely on Ark7 to manage the Series and exercise its governance rights with respect to the applicable Project Company. Ark7 serves as the Managing Member and Asset Manager of each Series and is responsible for managing the Series and exercising the Series' rights with respect to its Project Company, including the Series' voting rights and its rights relating to the appointment, removal and replacement of the Project Company Manager. Development, construction, permitting, utility coordination, financing execution and offtaker implementation for the applicable project are performed by the Sponsor Member pursuant to the applicable Project Company arrangements. Ark7 is entitled to certain fees in connection with its services to the Series. These compensation arrangements are determined by Ark7 and are not negotiated on an arm's-length basis.

If Ark7, the company's Asset Manager, fails to retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer. The company's future depends, in part, on Ark7's ability to attract and retain key personnel. Its future also depends on the continued contributions of the executive officers and other key personnel of Ark7, each of whom would be difficult to replace.

In particular, Yizhen Zhao, who is the Chief Executive Officer of Ark7, is critical to the management of the company's business and operations and the development of its strategic direction. The loss of the services of Mr. Zhao or other executive officers or key personnel of Ark7 and the process to replace any of those key personnel would involve significant time and expense and may significantly delay or prevent the achievement of the company's business objectives.

Ark7 Inc. is both the Asset Manager and the Managing Member. Ark7 Inc. is both the Asset Manager and the Managing Member. The Managing Member has appointed the Asset Manager. On balance, Ark7 Inc. controls all of the decisions related to each Series:

  Care of the Underlying Asset.
  Custody of the Underlying Asset.
  Maintenance of the Underlying Asset.
  Management of the Underlying Asset.
  Ability and to take any action that it deems necessary or desirable.
  The authority to sell of the Underlying Asset.
  Whether to encumber of the Underlying Asset.
  Whether to convey the Underlying Asset.
  Whether the sourcing fee (up to the rate set out in the applicable Series Designation, applied to the gross offering proceeds actually received) will be paid to the Asset Manager, i.e. itself.
  Determination of the Asset Management Fee.

None of the responsibilities and determinations listed above will be made at arm's length and all of these decisions may unjustly financially reward Ark7 to the detriment of each Series and the investors. These conflicts may inhibit or interfere with the sound and profitable operation of the company and much smaller, if any, distributions made to the investors.

Further, the fees to be paid to the Managing Member and Asset Manager were determined internally, by the company and Ark7 and the company did not rely on any independent assessment of market rates. Accordingly, the determination of fees was not made at arm's length and may result in (i) smaller distributions made to investors, if any at all, (ii) the interference with the sound and profitable operation of the company and (iii) the fees paid to the Managing Member and Asset Manager may be higher than the fees that would be paid to an unaffiliated third party given the lack of an independent assessment as to the determination of the fees.

There may be competition for time among the various entities sharing the same management team. Currently, Ark7 is the Managing Member of Ark7 AIDC I, LLC and each series identified under "Series Offering Table" above. Ark7 intends to also be the Managing Member of future Series. It is foreseeable that at certain times the various entities will be competing for time from the management team.

There is currently no trading market for the company's securities. There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained. If an active public or private trading market for the Securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Series Interests at any price. Even if a public or private market does develop, the market price could decline below the amount you paid for your Interests.

The company has limited operating history for investors to evaluate. The company was recently formed and has not generated any operating revenue. The Series included as part of this offering statement have no operating history at all. No guarantee can be given that the company or any Series Interest will achieve their investment objectives, the value of any Series Asset will increase or that any Series Asset will be successfully monetized.

The company's consolidated financial statements include a going concern opinion. The company's financial statements were prepared on a "going concern" basis. Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the company's ability to continue as a going concern. Specifically, the company is newly formed and has not generated revenue from operations. The company will require additional capital until revenue from operations are sufficient to cover operational costs. Successful development of the company and ultimately the attainment of profitable operations is dependent upon future events including adequate financing, continuous support from Ark7, general economic conditions, conditions in the real estate and data center infrastructure markets and achieving a level of income adequate to support the company's cost structure. Therefore, there is substantial doubt about the ability of the company to continue as a going concern.

A series may encounter difficulties in securing financing on favorable terms or even securing financing at all, potentially hindering its ability to pursue growth opportunities and meet financial obligations. In the pursuit of growth and expansion, a series may seek additional capital through debt financing from various sources. However, securing financing may prove challenging, especially if favorable terms cannot be negotiated or if financing options are limited or unavailable. Should financing be obtained, it may come with unfavorable terms, including high interest rates, stringent repayment terms, or restrictive covenants. These covenants may limit a series' ability to take certain actions, such as incurring additional debt, making capital expenditures, or paying dividends to investors. Such restrictions could potentially constrain the series' operational flexibility and hinder its ability to execute its business strategies effectively. Furthermore, the availability of additional debt financing may be subject to market conditions, timing constraints, and the financial health of the series. In cases where financing is not readily accessible, a series may face challenges in pursuing growth initiatives, acquiring new properties, or meeting existing financial obligations. This could have adverse implications for the series' ability to generate returns for investors and distribute dividends.

Risks Related to the Project Company and the Data Center Project

A Series will not own its data center project directly, and investors will have only an indirect interest in the applicable Project Company and its project. The Series Asset of each Series is a Class A membership interest in a separate limited liability company that will own and develop its data center project (the "Project Company"). The Project Company, and not the Series, will own the land, the building and the power and cooling infrastructure of its data center project. Investors in a Series will hold no direct interest in the Project Company or its assets and will have no direct rights against the Project Company, its Sponsor Member or any tenant or offtaker. Their investment will depend on the rights of the Series under the Project Company Operating Agreement. Distributions to the Series, and in turn to investors, will depend on the results of the Project Company and on its distribution decisions, and will be made only after Project Company-level expenses, debt service and reserves.

The voting control and economic interest of a Series in its Project Company are not the same, and the Sponsor may receive a substantial share of the economics. A Series may hold a majority of the Class A voting power of its Project Company, while the development sponsor of the project, as Sponsor Member (the "Sponsor"), holds the remainder. The percentages for each Series are set out under "Series Properties Being Offered". The Series controls the appointment, removal and replacement of the Project Company Manager, which is Ark7 or an entity controlled by Ark7. A Series is entitled to its full share of the economics of the Project Company only at full funding, as defined in its Series Designation, and Sponsor economics may be substantial, based on Recognized Sponsor Funding. If the Series contributes less than full funding, its share of the economics may be lower. Series-level fees and expenses do not reduce, and do not count toward, the Series equity contribution.

The success of each project depends substantially on its Sponsor. Under the Project Company arrangements, the Sponsor handles development, land and power arrangements, construction, permitting, utility coordination, financing execution and offtaker implementation. Neither the Series nor Ark7 controls the business, resources or personnel of the Sponsor. If the Sponsor does not perform, performs late, or experiences financial or operational difficulties, the project could be delayed, cost more than expected or not be completed, and the value of the interest of the Series in the Project Company could be impaired.

The Sponsor holds consent rights that could limit the actions of the Project Company. The Sponsor, as Sponsor Member of each Project Company, holds consent rights over certain Project Company matters. These Sponsor rights are intended to be protective rights, not ordinary-course participating rights. However, the interests of the Sponsor may differ from those of the Series and its investors, and the Sponsor could withhold its consent to actions that the Series or the Project Company Manager considers to be in the best interests of the Series, which could delay or prevent those actions.

A Special Member could obtain rights over replacement financing. A Series or its Project Company may have an individual who serves as a contractual, project-specific Special Member. The role is dormant unless there is an uncured Ark7 Funding Shortfall. Once activated, the rights of the Special Member are limited to replacement-financing matters, and the Special Member has no ordinary-course management, securities offering, investor communication, subscription or issuance authority. The role cannot impair the majority Class A voting control of the Series in the Project Company, and it ends upon Ark7 Full Funding. Ark7 has regulatory suspension and removal rights with respect to the Special Member, including under Rule 262 of Regulation A. If the role is activated, replacement financing could be arranged on terms that are less favorable to the Series and its investors than the terms the Series would otherwise have obtained.

Project-level debt and construction financing may not be available, and any such debt would rank ahead of the interest of the Series. The Project Company may need project-level debt or construction financing, in addition to equity, to complete its project. Such financing may not be available on acceptable terms, or at all. Any Project Company debt would be senior to the equity interest of the Series, may be secured by the assets of the Project Company and may include covenants that restrict distributions. If the Project Company cannot service or refinance its debt, lenders could foreclose on the project, and investors could lose their entire investment.

The project depends on the availability of sufficient and reliable power. The data center depends on obtaining sufficient and reliable utility power at the site. Delays in utility interconnection, limits on available capacity, outages or curtailment could delay the project, reduce the capacity that can be leased, or lead a tenant or offtaker to terminate, reduce or not renew its commitment.

Cooling systems may fail or prove insufficient. A data center requires cooling infrastructure that can remove the heat produced by its tenants' compute equipment. Failures, design shortfalls or changes in the cooling requirements of that equipment could cause outages, require costly upgrades or expose the Project Company to claims from a tenant or offtaker.

Construction may be delayed or cost more than expected. The Project Company must build the data center, including the building and the power and cooling infrastructure. Construction is subject to cost overruns, contractor performance, shortages of electrical and mechanical equipment, labor shortages, weather and other delays. Delays or overruns could require additional financing, defer or reduce distributions or prevent completion of the project.

The project requires permits and approvals that may be delayed or denied. The development and operation of each project require zoning, building, environmental, utility and other permits and approvals. These may be delayed, denied or granted subject to conditions, and laws and regulations that affect data centers, including those relating to energy use, water use and noise, may change.

The Project Company is expected to depend on a small number of tenants or offtakers. The tenant or offtaker is expected to own its compute equipment, and rent is expected to be based on reserved IT capacity. The revenue of the Project Company is therefore expected to be concentrated in one or a small number of tenants or offtakers. If a tenant or offtaker does not sign, delays occupancy, defaults, does not renew or reduces its reserved capacity, the revenue of the Project Company could fall significantly, and a replacement on similar terms may be difficult to find.

Energy costs may increase. Electricity is intended to be passed through to the tenant or offtaker at cost. If pass-through terms are not obtained or enforced, the Project Company could bear part of the cost of electricity. Significant increases in energy prices could also make the site less competitive and reduce demand for its capacity.

Technological change may make the data center less competitive or obsolete. Computing technology, including the power density and cooling needs of high-performance computing equipment, changes rapidly. The power, cooling and design of the data center may not meet future tenant requirements, which could require significant capital expenditures or reduce the value of the project and the demand for its capacity.

Sponsor Interests may dilute public investors. Under Section 3.4(c) of the Operating Agreement, Series Interests of a Series (the "Sponsor Interests") may be issued to Ark7 without cash consideration. The Sponsor Interests vest based on the acquisition of the Series Asset. Once vested, the Sponsor Interests may dilute the percentage ownership and voting power of public investors in that Series.

Risks Relating to the Offering

The company may not raise sufficient funds to achieve its business objectives. There is no minimum amount required to be raised before the company can accept your subscription for the Series Interests, and it can access the funds immediately. The company may not raise an amount sufficient for it to meet all of its objectives. Once the company accepts your investment funds, there will be no obligation to return your funds. Even if other Series Interests are sold, there may be insufficient funds raised through this offering to cover the expenses associated with the offering or complete development and implementation of the company's operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact the company's ability to implement and complete its planned use of proceeds.

A Series may offer Series Interests before its Project Company completes the acquisition and development of the applicable project. A Series may commence an offering before its Project Company has completed the acquisition of the project land or development of the applicable project. The acquisition and development of the project may remain subject to conditions including financing, permitting, utility availability, construction requirements and other closing or development conditions. If the Project Company does not complete the acquisition or development of the project, the value of the Series' interest in the Project Company could be materially adversely affected, and the Company may terminate the applicable Series offering.

The company's management has discretion in the application of proceeds within the permitted categories described under "Use of Proceeds." Actual allocations may vary based on operating needs, available cash flows, and the amount raised in this Offering.

If Series #VNATI does not achieve Ark7 Full Funding, its economic interest in the Project Company may be less than 26%. Series #VNATI is entitled to a 26% economic interest in its Project Company upon Ark7 Full Funding of $20,280,000 of actual Series cash contributed to and received by the Project Company. If the Series contributes less than $20,280,000, its economic interest in the Project Company will be determined in accordance with the applicable Project Company arrangements and may be less than 26%. Series-level fees and expenses do not count toward the $20,280,000 equity contribution.

The purchase prices for the Series Interests have been arbitrarily determined. The purchase price for the Series Interests has been arbitrarily determined by the company and bears no relationship to the company's assets, book value, earnings or other generally accepted criteria of value. In determining pricing, the company considered factors such as the company's limited financial resources, the nature of its assets, estimates of its business potential, the degree of equity or control desired to be retained by the existing interest holders and general economic conditions.

If the applicable Project Company is unable to sell or otherwise monetize its project or the Series is unable to dispose of its interest in the Project Company, investors may have to hold their Series Interests for an indefinite period. There can be no assurance that the applicable Project Company will be able to sell or otherwise monetize its project, or that a Series will be able to dispose of its interest in the Project Company, at a favorable time or price. Any such disposition will be subject to the applicable Project Company arrangements and the rights of the Sponsor Member.

Competition with other parties entering real estate investment business may reduce the company's profitability. There are and will be other entities engaged in real estate investment, including financial institutions, many of which have greater resources than the company does. Larger entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and built-in client base. Such competition could make it more difficult to obtain future funding, which could affect the company's growth as a company.

The company does not intend to hire an escrow agent and there will be no escrow account, therefore there is no independent third-party holding investors funds until they are released to the company. Typically, the escrow agent retains custody of the assets such as cash, until certain conditions are met, at which time those assets are released to the company. In this offering the company has not retained an escrow agent and there will be no escrow account, therefore investors may be subject to increased administrative risk as additional administrative burdens will be placed on the company who may or may not have the expertise to administer the escrow seamlessly.

Risk Factors Related to Promotional or Incentive Programs

The Company may, from time to time, offer limited promotional or incentive programs in connection with the operation of its platform. These programs are operational in nature and are not part of the terms of the securities being offered pursuant to this Offering Circular. Promotional or incentive programs may be modified or discontinued at any time and should not be relied upon when evaluating this investment. Any such program does not provide or imply any assurance of investment performance, protection against loss, or guaranteed returns. If investors rely on promotional or incentive programs when making investment decisions, they may have expectations that do not align with the actual terms, risks, and economic characteristics of the securities offered.

Risks Related to Taxation

Changes in Federal tax laws may have adverse or unexpected effects on our investors. The Internal Revenue Code (the "Code") is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in any Series of the Company would be limited to prospective effect. For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Shares of one Series for another might have been a non-taxable 'like-kind exchange' transaction, while transactions now only qualify for that treatment with respect to real property. Accordingly, the ultimate effect on an Investor's tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Each Series intends to be taxed as a "C" corporation, and its tax treatment has not yet been confirmed by tax counsel. Each Series intends to elect to be taxed as a "C" corporation for U.S. federal income tax purposes by filing an entity classification election on IRS Form 8832. As a "C" corporation, the Series would pay corporate income tax on its taxable income, which would reduce the cash available for distribution, and investors would be taxed on distributions as corporate dividends. The ability of a series of a series limited liability company to make this election rests on proposed Treasury Regulations that are not yet final and could change, and the tax treatment of the Series and of its interest in the Project Company may differ from what is expected.

Risk Factors Related to the Real Estate Market

The applicable Project Company's real estate and real estate-related assets will be subject to the risks typically associated with real estate. The properties the applicable Project Company acquires will be subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including:

  natural disasters such as hurricanes, earthquakes and floods;
  pandemics, such as COVID-19;
  acts of war or terrorism, including the consequences of terrorist attacks;
  adverse changes in national and local economic and real estate conditions;
  an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;
  costs of remediation and liabilities associated with environmental conditions affecting properties; and
  the potential for uninsured or underinsured property losses.

The value of each property is directly related to its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions. The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

The market in which the applicable Project Company participates is competitive and, if it does not compete effectively, its operating results could be harmed. The applicable Project Company competes with many other entities engaged in real estate acquisition and operating activities, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. This market is competitive and rapidly changing. The applicable Project Company expects competition to persist and intensify in the future, which could harm its ability to acquire properties on terms that investors find to be reasonable.

The company may decide to sell an Underlying Asset which could conflict with an investor's interests. Ark7, the Managing Member, may determine when to sell any Underlying Asset at any time in accordance with the management rights afforded to the Managing Member. Investors will not have a say in this decision. The timing and decision to sell an Underlying Asset may conflict with investors personal interests, beliefs or theories regarding the real estate market. Further, it is possible the sale was not done at an optimal time. In any case, investors would not have any cause of action against the company or Managing Member for such sales.

Property taxes could increase due to property tax rate changes or reassessment, which could impact our financial condition, results of operations and cash flow. The applicable Project Company will be required to pay state and local taxes on its property. The real property taxes on its properties may increase as property tax rates change or as its properties are assessed or reassessed by taxing authorities. If the property taxes the applicable Project Company pays increase, our financial condition, results of operations, cash flow, the value of our interests and our ability to satisfy our principal and interest obligations and to make distributions to our investors could be adversely affected.

Costs imposed pursuant to governmental laws and regulations may reduce the company's net income and the cash available for distributions to its investors. Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. The applicable Project Company could be subject to liability in the form of fines, penalties, or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on the tenants, owners, or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of the applicable Project Company's tenants, the condition of properties at the time the applicable Project Company buys them, operations in the vicinity of its properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect its properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder the applicable Project Company's ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages the applicable Project Company must pay will reduce its ability to make distributions and may reduce the value of your investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company's investors. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent the applicable Project Company from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions. The real property of each Project Company may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" that generally require that buildings and services be made accessible and available to people with disabilities. The ADA's requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce the applicable Project Company's net income and the amount of cash available for distributions to investors.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the applicable Project Company's cash flows and the return on investment. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the applicable Project Company pays for coverage against property and casualty claims. Additionally, to the extent the applicable Project Company finances the acquisition of its project, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit the applicable Project Company's ability to finance or refinance its properties if so required. In such instances, the applicable Project Company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. The applicable Project Company may not have adequate coverage for such losses. If any of the properties incur a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves the applicable Project Company may establish, the applicable Project Company has no additional sources of funding to repair or reconstruct any uninsured property. Also, to the extent the applicable Project Company must pay unexpectedly large amounts for insurance, it could suffer reduced earnings that would result in lower distributions to investors.

Risks Related to Forum Selection and Jury Waivers

The company's Operating Agreement and applicable Series Interest Subscription Agreement each include a forum selection provision, that requires disputes be resolved in state or federal courts in the State of California, under Delaware law, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

Operating Agreement: Our Amended and Restated Series Limited Liability Company Agreement of Ark7 AIDC I, LLC (the "Operating Agreement") includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of California.

This forum selection provision may limit investors' ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company's compliance with the federal securities laws and the rules and regulations thereunder.

Subscription Agreement: Our applicable Series Interest Subscription Agreement for each manner of investing and class of security includes a forum selection provision that requires any suit, action, or proceeding arising from the applicable Series Interest Subscription agreement be brought in a state of federal court of competent jurisdiction located within the State of California. This forum selection provision may limit investors' ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company's compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the applicable Series Interest Subscription Agreement, or Operating Agreement which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements. Investors in this offering will be bound by the applicable Series Interest Subscription Agreement and the Operating Agreement, both of which include a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to this agreement. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor's jury trial rights following consultation with the investor's legal counsel.

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company's knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the applicable Series Interest Subscription Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the applicable Series Interest Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the applicable Series Interest Subscription Agreement.

If you bring a claim against the company in connection with matters arising under the applicable Series Interest Subscription Agreement or Operating Agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under one of those agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the applicable Series Interest Subscription Agreement or Operating Agreement with a jury trial. No condition, stipulation or provision of the applicable Series Interest Subscription Agreement or Operating Agreement serves as a waiver by any holder of the company's securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the units are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the units or to the transferor with regard to ownership of the units, that were in effect immediately prior to the transfer of the units, including the applicable Series Interest Subscription Agreement and the Operating Agreement.

DILUTION

Dilution means a reduction in value, control, or earnings of the units the investor owns.

As of the date of this Offering Circular, Ark7 owns 100% of the Company's membership interests. Those membership interests are not connected to any specific Series Interest. Investors in this offering will be acquiring Series Interests for the Series included on the cover page to this Offering Circular. The economic rights of each Series Interest will be based on the corresponding Underlying Asset.

Accordingly, investors may experience dilution as a result of (i) the issuance of additional Series Interests for the applicable Series, (ii) the conversion of any Series Interests previously issued pursuant to Regulation D, and (iii) the issuance and vesting of Sponsor Interests (as defined below), each of which increases the total number of Series Interests outstanding for that Series. As discussed under "Securities Being Offered - Prior Offerings and Conversion of Series Interests," such conversions may increase the number of Series Interests outstanding immediately prior to or concurrently with the initial closing of this Regulation A offering.

Sponsor Interests. Under Section 3.4(c) of the Operating Agreement, Series Interests may be issued to Ark7 Inc. without cash consideration (the "Sponsor Interests"). The Sponsor Interests vest based on the acquisition of the Series Asset. The number of Sponsor Interests for each Series is set out in its Series Designation and under "Securities Being Offered - Series-Specific Provisions". Because no cash is paid for the Sponsor Interests, once vested they may dilute the percentage ownership and voting power of investors who purchase Series Interests in this Offering.

Following conversion, Series Interests previously issued pursuant to Regulation D will have the rights, preferences and restrictions set out in the Operating Agreement and the applicable Series Designation, which contain Series-specific provisions, including those relating to the Sponsor Interests, the Special Member and Series-level voting. Investors should not assume that every Series Interest of the Series will have identical rights in all respects. See "Securities Being Offered."

PLAN OF DISTRIBUTION

As described below the company is offering up to a certain amount of units of each series at a price described below per series interest. There is no minimum investment amount, however each investor much purchase at least one series interest.

Series	Maximum Number of Units Offered per Series	Price per Interest	Minimum Investment
Series #VNATI	168,000	$ 138.00	One Series Interest per investor.

The company plans to market the securities directly on a "best efforts" basis. The company intends to use its website and apps to offer the Series Interests to eligible investors. The company's officers, directors, employees, and advisors may participate in the offering. When applicable, the company intends to prepare written materials and respond to investors after the investors initiate contact with the company, however the company's officers, directors, employees and advisors will not orally solicit investors. As of the date of this Offering Circular the company has not prepared any written materials.

The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the company's website www.ark7.com. Prospective investors may subscribe for the company units in this offering only through the website. In order to subscribe to purchase our interests, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one attached to this Offering Statement, of which this Offering Circular is part, as Exhibit 4.1 and wire funds for its subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor's subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a "qualified purchaser" for purposes of Section 18(b)(4)(D)(ii) of the Securities Act, or for other factors such as, but not limited to, investors providing incorrect payment information, or the investor not satisfying AML/KYC screening criteria. If the offering terminates or if any prospective investor's subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Further, pursuant to section 6 in the applicable Series Interest Subscription Agreement, the subscriptions are irrevocable by the investor.

After each closing, funds tendered by investors will be available to the company for its use.

The offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold, (ii) the date at which the offering is earlier terminated by the company, in its sole discretion or (iii) the date that is three years from this offering being qualified by the SEC.

The company is conducting a continuous offering, in which it intends to accept investor funds until the offering is terminated. As there is no minimum, the company may, in its sole discretion, undertake one or more closings on a rolling basis, regardless of the amount of funds, and intends to affect a close every 7 business days and, after each closing, funds tendered by investors will be available to the company, and interests will be issued to investors. The initial closing will occur as soon as funds clear. We expect to hold subsequent closings every 7 business days. Assuming additional information does not need to be provided for due diligence (AML/KYC) and the investment has been funded it will take up to 3 business days to determine whether a subscription agreement has been accepted or rejected. In the event additional information is required from the subscriber, within 3 business days, the company will reach out to the subscriber for that information.

Each closing involves administrative burden to the company, and so the company intends to use periodic closings to reduce that burden, allowing the company to place more focus on its real estate operations.

As noted above, the company intends to effect closings every 7 days, but may undertake additional closings upon considering certain factors, such as:

  The amount of money contained in the company's segregated account of the applicable Series Interest; and
  The number of subscriptions received.

The company has not engaged commissioned sales agents or broker-dealers and, in conjunction with its associated persons, plans to conduct and distribute the Offering through the Ark7 platform. The associated persons of our Managing Member will not receive any commission or any other remuneration in relation to this offering. In offering the securities on our behalf, the associated persons of the Managing Member will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. No other affiliated entity involved in the offer and sale of the membership interests is currently a member firm of FINRA and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the membership interests. Where appropriate, in order to conduct the offering, the company intends to register with state securities regulators as an Issuer-Dealer or register one or more of its associated persons, including the Managing Member, where required, with state securities regulators as an Issuer-Agent.

The company will perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

  Review investor information, including KYC ("Know Your Customer") data, perform AML ("Anti Money Laundering") and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer.
  Review each investor's applicable Series Interest Subscription Agreement to confirm such investor's participation in the offering and provide a determination to the company whether or not to accept the use of the applicable Series Interest Subscription Agreement for the investor's participation.
  Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
  Not provide any investment advice nor any investment recommendations to any investor;
  Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g., as needed for AML and background checks); and
  Coordinate with third party providers to ensure adequate review and compliance.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Transfer Agent

The company has engaged izoo, LLC as its transfer agent.

Process of Subscribing

After the offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series Interests.

Investors will be required to complete an applicable Series Interest Subscription Agreement in order to invest. The applicable Series Interest Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an "accredited investor" as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor's principal residence).

To subscribe for the Series Interests, each prospective investor must:

  Go to https://www.ark7.com, complete user registration;
  Complete profile setup and link a bank account;
  Navigate to open prospective offering page, click on the "Buy" button; that will open the subscribe panel;
  Complete subscribe information and review and sign the applicable Series Interest Subscription Agreement;
  Based on your account status, the company may ask an Investor to provide identification or accreditation proof documents before accepting the subscription.

Any potential investor will have ample time and is advised to review the applicable Series Interest Subscription Agreement, along with their counsel, prior to making any final investment decision.

The company may close on investments on a "rolling" basis (so not all investors will receive their Series Interests on the same date). Investors may subscribe by tendering funds by check, wire transfer, or ACH transfer to the segregated account controlled by the company until the company has accepted the investor's subscription. Assuming additional information does not need to be provided for due diligence (AML/KYC) and the investment has been funded it will take up to 3 business days to determine whether a subscription agreement has been accepted or rejected. In the event additional information is required from the subscriber, within 3 business days, the company will reach out to the subscriber for that information.

Upon closing, funds tendered by investors will be made available to the company for its use. The company has the right to refuse to sell the Series Interests to any prospective investor or for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the company in connection with such prospective investor subscription.

In addition, in the company's sole discretion, it may establish a limit on the purchase of Series Interests by particular prospective investors. The following limits have been established for the Series Interests as set forth in their respective Series Designations:

Series	Limit (A prospective investor may not purchase more than the amount set forth below).	Application of the Purchase Limit
Series #VNATI	19.9%	All investors are subject to this limit

No Escrow

The company has not established an escrow account or hired an escrow agent to hold funds tendered by investors. Funds will be held in a segregated account controlled by the company until the company has accepted the investor's subscription. At that time, those funds will be available to the company.

Forum Selection Provision

The applicable Series Interest Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although the company believes the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting the company's litigation costs, to the extent it is enforceable, the forum selection provision may limit investors' ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company's compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The applicable Series Interest Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, including any claim under federal securities laws. By signing the applicable Series Interest Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor's legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor's legal counsel. If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company's compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS

Series #VNATI

The company has previously raised capital for Series #VNATI through a prior private offering conducted under Regulation D (the "Prior Offering"). Funds from the Prior Offering were used (or will be used) for contribution, together with the proceeds of this Offering, to the Project Company as equity, after Series-level expenses.

The proceeds from this Offering, together with the amounts raised in the Prior Offering, will collectively be used for the following purposes:

Sources of Funds

Sources	Amount	Percent of Total Sources
Amount funded from this Offering	$ 23,184,000.00	97.4%
Amount funded from Prior Offering	$ 618,800.00	2.6%
Total Amount	$ 23,802,800.00	100.0%

Uses of Funds

Uses	Amount	Percent of Total Uses
Equity Contribution to the Project Company (1)(2)(5)	$ 20,280,000.00	85.2%
Offering Expenses (3)	$ 1,434,568.00	6.0%
Sourcing Fee (4)	$ 1,428,168.00	6.0%
Operating Reserve	$ 660,064.00	2.8%
Total Amount	$ 23,802,800.00	100.0%

____________________

  The Series will not pay a purchase price for real property. The Project Company, and not the Series, will acquire the project land directly from a third-party seller, Treutlen County Development Authority, and will own and develop Soperton Data Center Project. The net proceeds of this Offering will be used to make an equity contribution to the Project Company, in which the Series holds a Class A membership interest.
  The Series has no intercompany loans, and the proceeds of this Offering will not be used to make or repay intercompany loans.
  Offering expenses include audit fees, legal fees, Edgarization fees, blue sky filing fees, and other customary offering-related costs. The company intends for the Series to be responsible only for a portion of these expenses, with any remaining amounts to be borne by the Managing Member or other series, without reimbursement.
  The Sourcing Fee represents a fee payable to the Asset Manager in connection with the identification, diligence, and negotiation of the investment of the Series in the Project Company, as described in the Series Designation for the Series. The Sourcing Fee is up to 6.0% of the gross offering proceeds actually received. The Sourcing Fee comprises both (i) the sourcing fee allocable to the Regulation A offering in the amount of $1,391,040.00, and (ii) the sourcing fee allocable to the Regulation D offering in the amount of $37,128.00.
  Full Series economics require $20,280,000 of actual Series cash contributed to, and received by, the Project Company. Series-level fees and expenses, including the offering expenses and the Sourcing Fee, do not reduce, and do not count toward, that amount. That amount is the equity contribution of the Series to the Project Company. It is not a purchase price for the land or for the project.

The actual allocation of proceeds between the equity contribution to the Project Company, reserves and offering expenses may vary based on the timing and amount of funds raised, as well as the needs of the Series. Any remaining proceeds will be applied toward operating reserves or other permitted uses as determined by the Managing Member in its discretion. The company reserves the right to adjust the use of proceeds if management believes such changes are in the best interests of the Series.

In the event that the proceeds from this Offering are less than the amounts estimated, the net equity contributed to the Project Company will be lower, and the share of the economics of the Project Company to which the Series is entitled may be lower than 26%. The share of the economics of the Project Company to which Series #VNATI is entitled equals 26% multiplied by the cash actually contributed by Series #VNATI to, and received by, the Project Company, divided by $20,280,000 (approximately 1% for each $780,000), up to a maximum of 26%.

If the total amount raised is less than the maximum offering amount, the Series may have limited funds available for operating reserves. The Managing Member may, but is not required to, provide additional financial support or defer certain expenses to meet the operational needs of the Series.

The Agreed Land-and-Power Value of $10,000,000 is a negotiated commercial value used for economic sizing. It is not additional cash.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

The Series does not currently anticipate making payments to directors. Management fees and other ongoing expenses may be incurred in the discretion of the Managing Member and as permitted under the governing documents of the Series.

THE COMPANY'S BUSINESS

Company Overview - Our Mission

Ark7 AIDC I, LLC, a Delaware series limited liability company, was established on September 29, 2026 to expand access to investments in data-center and related digital infrastructure assets. Each series of Ark7 AIDC I, LLC (each, a "Series") invests in one or more entities that own and develop data-center and related infrastructure assets, rather than acquiring real property directly. The terms of each transaction, including the interest held by the Series, its voting and economic rights and its funding obligations, are governed by the applicable Series Designation and this Offering Circular.

Ark7 AIDC I, LLC is managed by Ark7. As discussed further in the Amended and Restated Series Limited Liability Company Agreement of Ark7 AIDC I, LLC effective November 2, 2026 (the "Operating Agreement"), Ark7 is the Managing Member of Ark7 AIDC I, LLC. Ark7 was incorporated in the State of Delaware on June 26, 2018. Ark7 operates a digital investment platform through which interests in each Series are offered to investors.

Ark7 sources, evaluates and structures each Series investment and, as Asset Manager, manages each Series' interest in the entity in which it invests. The development, construction and operation of each project are expected to be carried out at the level of that entity, with the assistance of a development sponsor, under the arrangements governing that entity.

Series LLC Structure

Each Series is a distinct series of our Delaware series limited liability company. A Series does not hold title to the data-center real property. Instead, it holds a membership interest in a separate limited liability company that owns and develops the project (a "Project Company"). The Project Company, and not the Series, acquires the project land and enters into the development, construction, power and tenant arrangements for the project.

As a Delaware series limited liability company, Ark7 AIDC I, LLC structures its operations so that the debts, liabilities, obligations, and expenses associated with a particular series are segregated and only enforceable against the assets of that series, as provided under Delaware law. This setup allows for financial and legal separation across different investments within our portfolio.

Ark7 AIDC I, LLC is a single-member limited liability company that is disregarded as an entity separate from its owner for U.S. federal income tax purposes. Each Series intends to elect to be classified as an association taxable as a corporation for U.S. federal income tax purposes by filing IRS Form 8832, as described under "U.S. Federal Income Tax Considerations".

Our company focuses on the identification, structuring and management of investments in data-center and related infrastructure projects, with each investment held within its own series.

Control of the Project Company

The Series Designation of each Series and the operating agreement of the related Project Company set out the Series' rights in the Project Company. Each Series holds a Class A membership interest in its Project Company, and the development sponsor, as Sponsor Member, holds the remaining Class A voting power. The Class A voting percentages held by each Series and by its Sponsor Member are set out under "Series Properties Being Offered".

The Series controls the appointment, removal and replacement of the manager of the Project Company. The manager of the Project Company is Ark7 or an entity controlled by Ark7.

The rights of the Sponsor Member are intended to be protective rights, such as consent rights over specified fundamental matters, and not rights to participate in the ordinary-course management of the Project Company. See "Series Properties Being Offered" for the terms that apply to each Series.

Investment Objectives

Ark7 AIDC I, LLC aims to offer its investors a range of carefully considered investment objectives, including:

  Cash Flow: Participating in distributions from the Project Company once the project is completed and leased.
  Value Growth: Fostering long-term capital appreciation through the development and operation of data-center infrastructure.
  Capital Preservation: Focusing on the preservation of capital through careful project selection, structuring and oversight.

While we strive to meet these objectives, it is important for investors to understand that the achievement of these goals cannot be guaranteed. The value of assets may fluctuate, and Ark7 AIDC I, LLC does not assure that the investment objectives will be achieved.

Investment Criteria

Ark7 AIDC I, LLC focuses on investments that meet the following criteria, as determined by Ark7:

  Asset Type: Data-center and related digital infrastructure projects, including the land, building, and power and cooling infrastructure that support the computing equipment of a tenant.
  Structure: Investments made through a Project Company in which the Series holds a membership interest, on the terms set out in the applicable Series Designation.
  Power and Site: Sites with secured or reasonably obtainable utility power capacity, suitable land, and the ability to obtain the required permits.
  Tenant Demand: Projects expected to be leased to tenants or offtakers that own and operate their own computing equipment.

These criteria may evolve as we refine our investment strategy and respond to market conditions.

Investment Process

Ark7 AIDC I, LLC utilizes a structured investment process to ensure that each investment we consider aligns with our strategic objectives and investment criteria:

  Sourcing: Ark7 identifies data-center and related infrastructure opportunities, including through relationships with development sponsors.
  Due Diligence: Each potential investment is evaluated against our investment criteria, including the site, power availability, cooling, permitting, the construction plan and budget, tenant demand, and the experience of the development sponsor.
  Structuring: Ark7 negotiates the Project Company arrangements, including the Series' equity contribution, voting rights and economic interest, and the rights of the development sponsor.
  Funding: The Series contributes equity to the Project Company from the proceeds of its offering. The Project Company, and not the Series, acquires the project land from the seller and enters into the construction, financing and tenant arrangements.
  Development: The development sponsor assists the Project Company with development, land and power arrangements, construction, permitting, utility coordination, financing execution and offtaker implementation under the Project Company arrangements.
  Ongoing Management: Ark7, as Asset Manager, monitors the Project Company and exercises the rights of the Series as a member of the Project Company.

Our Managing Member maintains control over all investment decisions of each Series, guided by our investment objectives.

Leverage Policy

The Series does not expect to borrow to fund its equity contribution to the Project Company. The Project Company may incur project-level debt, including construction financing, which would be secured by the project assets and would rank ahead of the equity held by the Series. The terms of any such debt will depend on market conditions and on the Project Company arrangements.

Promotion and Incentive Programs

The Company may, from time to time, offer limited promotional or incentive programs in connection with the operation of its platform. These programs may include investment credits, temporary fee adjustments, or other ancillary benefits made available to platform users. Any such program will be limited in duration and may be changed or discontinued at any time.

These programs are operational features of the platform and are not part of the terms of the securities being offered under this Offering Circular. They do not modify, supplement, or otherwise affect the rights, preferences, obligations, or economic characteristics of any securities issued in this offering.

Promotional or incentive programs do not provide or imply any assurance of investment performance, protection against loss, or guaranteed income. Investors should not consider the availability of any such program when evaluating an investment in the securities offered hereby.

The Company may provide general information about promotional or incentive programs through its website, mobile application, or other permitted communications. These materials are provided solely for informational purposes and do not form part of this Offering Circular. If any inconsistency arises between such communications and this Offering Circular, the disclosures contained in this Offering Circular shall control.

Asset Management Fee and Sourcing Fee

The Asset Manager will be entitled to an annual asset management fee from each Series, calculated as a percentage of any Free Cash Flows available for distribution pursuant to the Operating Agreement, at the rate set out in the applicable Series Designation.

The Managing Member will be entitled to a sourcing fee of up to the rate set out in the applicable Series Designation, applied to the gross offering proceeds actually received by each Series.

Operating Expenses

Each Series within Ark7 AIDC I, LLC will bear the costs and expenses associated with its activities, including but not limited to:

  Management fees, audit expenses, and report preparation costs for the series.
  Insurance premiums.
  Withholding or transfer taxes, as well as governmental fees.
  Legal fees and settlement costs for litigation or regulatory matters related to the series.
  Fees for a third-party registrar and transfer agent, if appointed.
  Indemnification payments.
  Costs for third-party services engaged by the Asset Manager.
  Any other expenses deemed as Operating Expenses by the Asset Manager.

The costs of developing, constructing and operating the project, including power and cooling costs, are expected to be borne at the Project Company level. Series-level fees and expenses do not reduce, or count toward, the equity contribution of the Series to the Project Company.

The Managing Member will cover its own ordinary expenses. If Operating Expenses exceed the revenues of a Series and cannot be covered by reserves, the Managing Member may either pay the expenses without seeking reimbursement, loan the amount to the series with reasonable interest, or issue additional interests in the series to cover the shortfall.

Conflicts of Interest

Conflicts of interest may exist now or arise in the future involving the manager, its affiliates, and our officers and/or directors who also hold positions with the Managing Member. These conflicts could include:

  Our executive officers serve as officers of other entities affiliated with the Managing Member. This could lead to conflicts regarding agreements and arrangements with the manager and its affiliates, potentially affecting the terms negotiated.
  Our executive officers are not obligated to allocate specific time to our affairs, which may result in competition for their attention between our business and other ventures managed by the manager or its affiliates. Consequently, we may not receive the level of support we would if managed internally.
  Ark7 or an entity it controls serves as manager of the Project Company while Ark7 also acts as Managing Member and Asset Manager of the Series.
  The development sponsor and its affiliates have their own economic interest and protective consent rights in the Project Company, and their interests may differ from those of the Series and its investors.
  The possibility of the Managing Member establishing additional vehicles with similar investment goals, potentially resulting in overlapping objectives. If we have sufficient capital, investments suitable for us will be allocated accordingly.
  The Managing Member's limited responsibilities as outlined in the operating agreement, with no liability beyond specified duties. We are obligated to reimburse and indemnify the manager and its affiliates for expenses and losses, except in cases of egregious misconduct, potentially exposing us to poor performance or losses for which the Managing Member would not be held responsible.

SERIES PROPERTIES BEING OFFERED

Property Overview - Series #VNATI

Timeline

Series #VNATI was established on September 29, 2026. The operating agreement of Soperton Data Center I, LLC (the "Project Company") was executed on November 3, 2026, and the Investment Agreement, effective September 28, 2026, was amended by the First Amendment to Investment Agreement dated as of November 2, 2026.

The Project Company is the intended direct purchaser of the project land from a third-party seller, Treutlen County Development Authority. Series #VNATI is not the purchaser of the land. Series #VNATI will contribute equity to the Project Company in respect of its Class A membership interest in the Project Company. The Project Company entered into a purchase agreement for the project land on September 23, 2026 and expects the acquisition to close on or before December 22, 2026. As of the date of this Offering Circular, the Project Company has not acquired the project land and Series #VNATI has not contributed equity to the Project Company.

The above information is preliminary and should not be considered indicative of future performance.

Project Summary

Project	Soperton Data Center Project

Location	926 Commerce Dr, Soperton, GA 30457

Site area	Approximately 7.5 acres

Planned utility capacity	Approximately 10.0 MW

Tenant IT load	Approximately 7.6 MW

Project Company	Soperton Data Center I, LLC

Series Asset	Class A membership interest in the Project Company

Series Class A voting power	66.67%

Maximum Series economics	26%, at full funding of $20,280,000

Sponsor	VCI Energy Inc.

The Project Company and Control

Series #VNATI holds, or has committed to acquire, a Class A membership interest in the Project Company. The Project Company will own and develop a data center project at 926 Commerce Dr, Soperton, GA 30457 ("Soperton Data Center Project").

Series #VNATI holds 66.67% of the Class A voting power of the Project Company, and VCI Energy Inc. (the "Sponsor"), as Sponsor Member, holds 33.33%. Series #VNATI controls the appointment, removal and replacement of the manager of the Project Company. The manager of the Project Company is Ark7 or an entity controlled by Ark7. The rights of the Sponsor Member are intended to be protective rights, and not ordinary-course participating rights.

Proposed Equity Contribution to the Project Company

Series #VNATI intends to contribute the net proceeds of this offering to the Project Company as equity. Full funding means $20,280,000 of actual Series cash contributed to and received by the Project Company. This amount is the maximum equity contribution of Series #VNATI for full economics and is not a purchase price for the land or for the project. At full funding, Series #VNATI will be entitled to 26% of the economics of the Project Company. Sponsor economics may reach 74%, based on Recognized Sponsor Funding.

Series-level fees and expenses do not reduce, or count toward, the equity contribution of Series #VNATI. The Agreed Land-and-Power Value of $10,000,000 is a negotiated commercial value used for economic sizing and is not additional cash. See the "Use of Proceeds" section above for additional information regarding the anticipated use of the offering proceeds.

Project Development

The Sponsor will handle development, land and power arrangements, construction, permitting, utility coordination, financing execution and offtaker implementation under the Project Company arrangements. The Project Company may incur project-level debt, including construction financing, which would rank ahead of the equity held by Series #VNATI.

Asset Manager

The Managing Member appointed the Asset Manager to manage the interest of Series #VNATI in the Project Company. Pursuant to the terms of the Asset Management Agreement, the Series will pay the Asset Manager an annual fee (in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement).

Project Operations and Hold Period

The Project Company will own the land, the building, and the power and cooling infrastructure of Soperton Data Center Project. The tenant or offtaker will own the computing equipment installed at the project. Rent is expected to be based on reserved IT capacity, and electricity is intended to be passed through to the tenant at cost.

Operations are expected to commence upon completion of construction. We intend to hold the Series Asset for the long term. During the hold period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) that Series #VNATI receives from the Project Company to Series #VNATI interest holders.

Market Overview

As of November 2026, public sources indicate growing interest in data center development across Georgia, including rural sites outside the Atlanta metropolitan area. The following general observations are not specific to the Property and are based on publicly available information about Soperton, Treutlen County and the broader Georgia data center market.

  Soperton is the county seat of Treutlen County in east-central Georgia. It is located on Interstate 16, the main highway between Macon and the Port of Savannah, which gives the area road access to both central Georgia and the coast.
  Based on the 2020 U.S. Census, Treutlen County had approximately 6,400 residents and the City of Soperton approximately 2,800. The local economy has historically relied on agriculture, forestry and light manufacturing, and local economic development authorities have sought to attract new industrial and technology projects to the area.
  The Property is an approximately 7.5-acre (326,700 square foot) parcel at 926 Commerce Dr, Soperton, GA 30457 (Parcel 015-028A), under a purchase and sale agreement with the Treutlen County Development Authority. The Project contemplates an approximately 120,000 square foot data center facility.
  Georgia, led by the Atlanta metropolitan area, has become one of the fastest-growing data center markets in the United States, driven by demand for cloud computing and artificial intelligence workloads. As capacity and power become more constrained in major metropolitan markets, developers have increasingly looked to secondary and rural locations with available land and access to electric power.
  Georgia offers a sales and use tax exemption for qualifying high-technology data center equipment, subject to minimum investment and employment thresholds that vary by county population. Lower-population counties such as Treutlen County generally have lower thresholds than metropolitan counties.
  The availability of sufficient electric power and utility service, fiber connectivity and water are key factors for data center development. The Project's timeline depends on, among other things, closing of the land acquisition, entry into a utility service agreement and the construction of the facility.
  Demand for data center capacity is affected by the pace of technology adoption, interest rates, competing supply in other markets, and changes in tax incentives and energy policy, and there can be no assurance that current market conditions will continue.

THE COMPANY'S PROPERTIES

  Ark7 AIDC I, LLC - Series #VNATI holds, or has committed to acquire, a Class A membership interest in Soperton Data Center I, LLC (its "Project Company"), which will own and develop a data center project with approximately 10.0 MW of planned utility power capacity and 7.6 MW of tenant IT load at 926 Commerce Dr, Soperton, GA 30457 ("Soperton Data Center Project"). Series #VNATI is not the purchaser of the project land. The Project Company is the intended direct purchaser of the project land from a third-party seller, Treutlen County Development Authority, and Series #VNATI will contribute equity to the Project Company. The Project Company entered into a purchase agreement for the project land on September 23, 2026 and expects the acquisition to close on or before December 22, 2026. As of the date of this Offering Circular, the Project Company has not acquired the project land and Series #VNATI has not contributed equity to the Project Company.

As of the date of this Offering Circular, Ark7 Inc., the company's Asset Manager and Managing Member, does not own any additional properties and does not intend to acquire additional properties for the acquisition of company or any future series of the company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of Ark7 AIDC I, LLC and results of its operations together with: (i) its financial statements and related notes appearing at the end of this Offering Circular and (ii) the pro forma consolidated financial statements appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company's current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Circular.

Overview

Ark7 AIDC I, LLC was formed on September 29, 2026 ("Inception") in the State of Delaware as a series limited liability company. Each Series of Ark7 AIDC I, LLC invests in an entity that owns and develops data-center and related infrastructure assets (a "Project Company"), and does not acquire real property directly. An investment in a Series provides indirect exposure to its Project Company through the membership interest held by the Series, on the terms set out in the applicable Series Designation and this Offering Circular.

Ark7 is the company's Managing Member. As the company's Managing Member, it will manage the company's day-to-day operations. Ark7 is also the Managing Member of each Series and the Asset Manager of each Series and will manage each Series' interest in its Project Company.

Emerging Growth Company

If the company becomes subject to the ongoing reporting requirements of the Exchange Act, we will qualify as an "emerging growth company" under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

  have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
  comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
  submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three year period.

Operating Results

Ark7 AIDC I, LLC is a newly formed issuer. It was formed on September 29, 2026, and its audited financial statements cover the period from September 29, 2026 (inception date) to September 30, 2026.

Ark7 AIDC I, LLC had no operating revenue as of September 30, 2026, the date of its audited balance sheet. Its expenses for the period from September 29, 2026 (inception date) to September 30, 2026 related to its formation and organization. Total operating expenses for the period from September 29, 2026 (inception date) to September 30, 2026 were $229, and net income (loss) was $(229).

See the notes to the financial statements, including the subsequent events note, for the Series established and the transactions entered into after September 30, 2026.

Planned Offering and Investment in the Project Company

Each Series of Ark7 AIDC I, LLC plans to raise capital through its offering under this Offering Circular. Each Series intends to contribute the net offering proceeds to its Project Company as equity, in respect of its Class A membership interest, up to the maximum equity contribution set out in its Series Designation. This equity contribution is not a purchase price for the land or for the project. Series-level fees and expenses do not reduce, or count toward, the equity contribution. The planned offering amount and the maximum equity contribution of each Series are set out in "Use of Proceeds" and "Series Properties Being Offered".

Consolidation

As of September 30, 2026, no Project Company had been formed and no Series held an interest in a Project Company; accordingly, no Project Company is consolidated in the financial statements. After a Series acquires its Class A membership interest in its Project Company, which carries a majority of the Class A voting power and the right to appoint the Project Company Manager, the company expects to consolidate the Project Company into that Series.

Liquidity and Capital Resources

As of September 30, 2026, Ark7 AIDC I, LLC had no operating revenue, had cash and cash equivalents of $0, and had total liabilities of $229. Until offering proceeds are available, Ark7 AIDC I, LLC and its Series depend on funding from the Managing Member, Ark7, to pay their formation, organizational and offering costs. Amounts paid by Ark7 on behalf of Ark7 AIDC I, LLC or its Series are reimbursable to Ark7, are non-interest bearing and are due on demand.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the assets of each Project Company and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

  Demand for data-center capacity from tenants and offtakers, which may change with technology and market conditions.
  The availability and cost of utility power, cooling, and construction materials and labor.
  Interest rates, which may affect the demand for our offerings and the cost of project-level financing.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation, Ark7 Inc. serves as the initial member, the Managing Member of Ark7 AIDC I, LLC, and the Asset Manager for each Series.

Issuer	Managing Member	Asset Manager
Ark7 AIDC I, LLC - Series #VNATI	Ark7 Inc.	Ark7 Inc.

Executives and Directors

Ark7 Inc. is operated by the following executives and directors all work for the company on a full-time basis.

Name (Board of Directors & Executive Officers)	Position	Age	Term of Office (If indefinite, give date appointed)	Full Time/Part Time
Yizhen Zhao	CEO	38	October 2018 - Present	Full Time
Yujian Weng	CTO	40	December 2020 - Present	Full Time
Ling Yang	CCO	34	December 2020 - Present	Full Time

Yizhen Zhao, CEO and Co-Founder

Yizhen Zhao is currently the co-founder and Chief Executive Officer of Ark7. He has served in this position since October 2018. Prior to that, he worked as Software Engineers/Architecture Leads at Uber from 2017 to 2019, LinkedIn from 2014 to 2017, Twitter from 2013 to 2014, and Google from 2010 to 2013. He studied Computer Science at Shanghai Jiaotong University from 2006 to 2010 and received multiple Champion rewards for participating in international computer programming contests.

Yujian Weng, CTO and Co-Founder

Yujian Weng is currently the co-founder and Chief Technology Officer of Ark7. He has served in this position since December 2020. Prior to that, he was Senior Director, Connected Vehicle Services at NIO from 2016 to 2019. In this position, he was responsible for lead design and development of NIO Connected Car Platform. Previously, he led an ads & content personalization team at Cheetah Mobile from 2015 to 2016, he was a software engineer at Yahoo! from 2010 to 2015.

Ling Yang, CCO and Co-Founder

Ling Yang is currently the co-founder and Chief Compliance Officer of Ark7. She has served in this position since December 2020. Prior to that, she was the senior attorney at King & Wood Mallesons LLP from 2017 to 2021. Ms. Yang has extensive experience representing Asian, US, and multinational investors and companies in their cross-border business activities. Previously, Ms. Yang worked at a well-known Los Angeles law firm and also served as a legal consultant in a listed company in China. Ms. Yang graduated from Indiana University Maurer School of Law.

Indemnification of the Manager

The operating agreement stipulates that none of our manager, current or former directors, officers, employees, partners, shareholders, members, controlling individuals, agents, or independent contractors of our manager, nor individuals acting on behalf of our company in specific roles concerning other entities, will be held accountable to our company, any series, or any stakeholders for any actions or failures to act unless conclusively determined by a final, non-appealable decision of a court, arbitrator, or other competent tribunal to constitute fraud, willful misconduct, or gross negligence. Each series will indemnify these individuals using its assets against all liabilities and losses, including payments for judgments, fines, penalties, or litigation settlements, along with legal fees and expenses, incurred as a result of their service to our company or that particular series, unless conclusively determined otherwise by a final, non-appealable decision of a court, arbitrator, or other competent tribunal to constitute fraud, willful misconduct, or gross negligence.

Manager Affiliates

The asset manager controls the following affiliated entities that also seek to issue securities pursuant to Tier 2 of Regulation A:

  Ark7 Properties Plus LLC - Ark7 Properties Plus LLC was formed on March 17, 2022 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Ark7 Properties Plus LLC.
  Ark7 Properties LLC - Ark7 Properties LLC was formed on October 31, 2018 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Ark7 Properties LLC.
  Ark7 Properties Advance LLC - Ark7 Properties Advance LLC was formed on October 12, 2023 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Ark7 Properties Advance LLC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the period from inception to September 30, 2026, the company did not compensate any director or executive officer for their services to Ark7 AIDC I, LLC. We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company.

Our Managing Member and Asset Manager will be compensated as follows:

Asset Management Fee

For services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members. For the period from inception to September 30, 2026, no Series of Ark7 AIDC I, LLC paid any Asset Management Fees to the Asset Manager.

Sourcing Fee

Pursuant to the Operating Agreement and the applicable Series Designation, the Asset Manager, as consideration for assisting in the sourcing of the Series Asset of a Series, to the extent not waived by the Managing Member in its sole discretion, will receive a sourcing fee, calculated on the gross offering proceeds actually received, of up to the rate set out in the applicable Series Designation. For the period from inception to September 30, 2026, no Series of Ark7 AIDC I, LLC paid any Sourcing Fees to the Asset Manager.

Liquidation Fee

Subject to Section 7.3 and ARTICLE XI and any Interest Designation, any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities (as determined by the Managing Member in its sole discretion), shall be applied and distributed 100% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates).

Free Cash Flow

Distributions will be paid out of Free Cash Flow. Free Cash Flow means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the relevant Series Asset (as shown on the income statement of such Series) and (iii) any depreciation to the relevant Series Asset (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Series Asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, including interest payments on debt obligations, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series in accordance with Section 6.4 of the Operating Agreement.

To the extent there is "Free Cash Flow" for any Series and as described in the Series Designation for such Series, our Managing Member intends to declare and pay distributions of Free Cash Flow to the members of such Series (pro rata to their Series Interests and which, for the avoidance of doubt, may include the Managing Member or its affiliates), after payment to the Asset Manager of the Asset Management Fee of 15% of Free Cash Flow, except to the extent waived by the Asset Manager, in its sole discretion.

Our Managing Member has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of each Series of shares except as otherwise limited by law or the Operating Agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, on a post Conversion basis, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company's capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company's capital stock on a post-conversion basis.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (1)	Percent of Voting Power
Membership Interest	Ark7 Inc., 1 Ferry Building, Ste 201 San Francisco, CA 94111	100% of Membership Interests of Ark7 AIDC I, LLC	n/a	100%	100%

The column "Percent of Class" includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

As of November 6, 2026, Series #VNATI had 5,600 Series Interests issued and outstanding and 173,600 Series Interests have been authorized.

Company-level ownership. The table above shows the ownership of the membership interests of Ark7 AIDC I, LLC, all of which are held by Ark7 Inc. (100%). The Company's membership interests are a separate class of securities from the Series Interests and are not connected to any specific Series.

Under Section 3.4(c) of the Operating Agreement, up to 41,900 Series Interests of Series #VNATI (the "Sponsor Interests") may be issued to Ark7 Inc. without cash consideration. The Sponsor Interests vest as Series #VNATI acquires its interest in its Project Company. Unvested Sponsor Interests carry no voting, distribution or other economic rights.

The Regulation D offering of Series #VNATI is ongoing; the number of Series Interests issued under Regulation D is stated as of November 6, 2026 and may increase before this Offering is qualified.

Yizhen Zhao is currently the majority owner of Ark7 Inc.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company is subject to various conflicts of interest arising out of its relationship with Ark7, the company's Managing Member, Asset Manager and its affiliates. These conflicts are discussed below.

Ark7 Inc. is both the Asset Manager and the Managing Member

Ark7 Inc. is both the Asset Manager and the Managing Member. The Managing Member has appointed the Asset Manager. On balance, Ark7 Inc. controls all of the decisions related to each Series:

  Care of the Underlying Asset.
  Custody of the Underlying Asset.
  Maintenance of the Underlying Asset.
  Management of the Underlying Asset.
  Ability and to take any action that it deems necessary or desirable.
  The authority to sell of the Underlying Asset.
  Whether to encumber of the Underlying Asset.
  Whether to convey the Underlying Asset.
  Whether the sourcing fee (calculated on the gross offering proceeds actually received, up to the rate set out in the applicable Series Designation) will be paid to the Asset Manager, i.e. itself.
  Determination of the Asset Management Fee.

None of the responsibilities and determinations listed above will be made at arm's length and all of these decisions may unjustly financially reward Ark7 to the detriment of each Series and the investors. These conflicts may inhibit or interfere with the sound and profitable operation of the company. See "Risk Factors - Ark7 Inc. is both the Asset Manager and the Managing Member.

Asset Management Agreement between Ark7 Inc. and Series #VNATI

On November 3, 2026, Series #VNATI and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  The Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance, and management of the #VNATI Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

For the period from inception to September 30, 2026, no Series of Ark7 AIDC I, LLC paid any Asset Management Fees to the Asset Manager.

Series Designation: Sourcing Fee paid to the Asset Manager, Ark7

The Asset Manager, as consideration for assisting in the sourcing of the Series #VNATI Series Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a sourcing fee of up to 6.0% of the gross offering proceeds actually received.

For the period from inception to September 30, 2026, no Series of Ark7 AIDC I, LLC paid any Sourcing Fees to the Asset Manager.

Project Company, Sponsor and Special Member Arrangements for Series #VNATI

The arrangements described below relate to Series #VNATI and involve Ark7, its affiliates, VCI Energy Inc. and Tianxing Wang, an individual Special Member. They may give rise to conflicts of interest between these parties and the investors in Series #VNATI.

The Project Company

Series #VNATI will hold a Class A membership interest in Soperton Data Center I, LLC (the "Project Company"). The Project Company will own and develop a data center project with approximately 10.0 MW of planned utility power capacity and 7.6 MW of tenant IT load at 926 Commerce Dr, Soperton, GA 30457 ("Soperton Data Center Project"). The Project Company Operating Agreement was executed on November 3, 2026. Series #VNATI holds 66.67% of the Class A voting power of the Project Company and controls the appointment, removal and replacement of the Project Company Manager. The Project Company Manager is Ark7 or an entity controlled by Ark7.

The Project Company will buy the project land directly from the third-party seller, Treutlen County Development Authority. Series #VNATI contributes equity to the Project Company and is not the purchaser of the land.

VCI Energy Inc., the Sponsor Member

VCI Energy Inc. (the "Sponsor") is the Sponsor Member of the Project Company and holds 33.33% of its Class A voting power. Under the Project Company arrangements, the Sponsor handles development, land and power arrangements, construction, permitting, utility coordination, financing execution and offtaker implementation for Soperton Data Center Project. The Investment Agreement among Tianxing Wang, Ark7 Inc. and VCI Energy Inc., effective September 28, 2026, was amended by the First Amendment to Investment Agreement dated as of November 2, 2026.

Sponsor economics in the Project Company may reach 74%, based on Recognized Sponsor Funding. The Sponsor also holds consent rights over certain Project Company matters. These Sponsor rights are intended to be protective rights, not ordinary-course participating rights.

Agreed Land-and-Power Value and Series Equity Contribution

The Project Company arrangements use an Agreed Land-and-Power Value of $10,000,000 for economic sizing. The Agreed Land-and-Power Value is a negotiated commercial value. It is not additional cash.

Full funding means $20,280,000 of actual Series cash contributed to and received by the Project Company. At full funding, Series #VNATI is entitled to 26% of the economics of the Project Company. Series-level fees and expenses do not reduce, and do not count toward, the Series equity contribution. The Series equity contribution is not a purchase price for the land or the project.

Special Member

Tianxing Wang serves, individually, as a contractual, project-specific Special Member. The role is dormant unless there is an uncured Ark7 Funding Shortfall. Once activated, the Special Member's rights are limited to replacement-financing matters. The Special Member has no ordinary-course management, securities offering, investor communication, subscription or issuance authority, and the role cannot impair the majority Class A voting control of Series #VNATI in the Project Company. The role ends upon Ark7 Full Funding. Ark7 has regulatory suspension and removal rights with respect to the Special Member, including under Rule 262 of Regulation A.

Sponsor Interests

Under Section 3.4(c) of the Operating Agreement, 41,900 Series Interests of Series #VNATI (the "Sponsor Interests") may be issued to Ark7 without cash consideration. The Sponsor Interests vest based on the acquisition of the Series Asset. Once vested, the Sponsor Interests may dilute the percentage ownership and voting power of public investors in Series #VNATI.

Affiliates' Interests in Other Ark7 Entities

General

The officers and directors of Ark7 are also key professionals of AIDC1. These persons have legal obligations with respect to those entities that are similar to their obligations to the company. In addition, in the future, these persons and other affiliates of Ark7 may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, Ark7 may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors, and under Regulation D or Regulation A. Ark7 will, in its sole discretion, determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company's Affiliates' Time

The company relies on Ark7's real estate professionals who act on behalf of its company, including Mr. Zhao, for the day-to-day operation of the business. Mr. Zhao is also the Chief Executive Officer of Ark7. As a result of his interests in other Ark7 entities, his obligations to other investors and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Zhao will face conflicts of interest in allocating his time among the company, Ark7, other related entities and other business activities in which he is involved. However, the company believes that Ark7 and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Ark7 entities for which they work.

SECURITIES BEING OFFERED

The following descriptions of the company's Series Interests, certain provisions of Delaware law and certain provisions of the following:

  the Operating Agreement
  certificate of registered series of Ark7 AIDC I, LLC - Series #VNATI form of series designation #VNATI

are summaries and are qualified by reference to Delaware law, and the aforementioned designations and Operating Agreement.

General

The Offering

The company is offering membership interests of Series #VNATI, a registered series of a Delaware series limited liability company at a purchase price of $138.00 per Series Interest. The company has authorized, the issuance of up to 173,600 Series #VNATI Interests. 5,600 Series #VNATI Interests were issued prior to this Offering in a private placement under Regulation D, and 41,900 Sponsor Interests may be issued to Ark7 Inc. under Section 3.4(c) of the Operating Agreement. The Regulation D offering of Series #VNATI is ongoing; the number of Series Interests issued under Regulation D is stated as of November 6, 2026 and may increase before this Offering is qualified.

Title to each Underlying Asset

The Series Asset of each Series is a membership interest in its Project Company. A Series will not hold title to real property. The applicable Project Company acquires the project land directly from a third-party seller and owns the land, the building, and the power and cooling infrastructure of its project.

Managing Member, Ark7

The Managing Member, Ark7, may amend any of the terms of the Operating Agreement of Ark7 AIDC I, LLC or any Series Designation as it determines in its sole discretion. However, no amendment to the Operating Agreement of Ark7 AIDC I, LLC shall be made without the consent of the holders holding a majority of the outstanding interests, that: (i) decreases the percentage of outstanding interests required to take any action hereunder; (ii) materially adversely affects the rights of any of the economic members (including adversely affecting the holders of any particular Series Interests as compared to holders of other Series Interests); (iii) modifies Section 11.1(a) of the Operating Agreement or gives any person the right to dissolve the company; or (iv) modifies the term of the company. Amendments to the Series Designation of a Series are also subject to the Series-level provisions described under "Series-Specific Provisions" below.

Distribution Rights

Distributions will be paid out of Free Cash Flow. Free Cash Flow means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the relevant Series Asset (as shown on the income statement of such Series) and (iii) any depreciation to the relevant Series Asset (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Series Asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, including interest payments on debt obligations, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series in accordance with Section 6.4 of the Operating Agreement.

To the extent there is "Free Cash Flow" for any Series and as described in the Series Designation for such Series, our Managing Member intends to declare and pay distributions as follows:

  85% by way of distribution to the members of such Series (pro rata to their Series Interests and which, for the avoidance of doubt, may include the Managing Member or its affiliates), and;
  Up to 15% to the Asset Manager in payment of the management fee, except to the extent waived by the Asset Manager, in its sole discretion.
  With regards to Series #VNATI, the Asset Management Fee is 15%.

For more information on fees applicable to a specific series, see the "Compensation of our Directors and Executive Officers" section of this Offering Circular. Our Managing Member has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of each Series of shares except as otherwise limited by law or the Operating Agreement.

Prior Offerings and Conversion of Securities

From time to time prior to this Regulation A offering, the Company conducted private offerings of Series Interests pursuant to Regulation D under the Securities Act (each, a "Prior Offering"). Series Interests issued in the Prior Offerings were sold at the time the applicable Series was formed or in connection with the acquisition or financing of the related Underlying Asset.

In connection with this Regulation A offering, the Company has authorized the conversion of certain Series Interests issued in the Prior Offerings into the Series Interests being qualified under this Offering Circular. These conversions will occur as set out in the applicable Series Designation, immediately prior to, or concurrently with, the initial closing of this Regulation A offering for the applicable Series. Following conversion, such Series Interests will have the rights, preferences, restrictions and economic terms set out in the Operating Agreement and the applicable Series Designation. Those documents contain Series-specific provisions, including provisions relating to the Sponsor Interests, the Special Member and Series-level voting, so investors should not assume that all Series Interests of a Series will have identical rights in all respects. See "Series-Specific Provisions" below.

The amount of capital previously raised in any Prior Offering, and the effect of such conversions on the number of Series Interests outstanding for a particular Series, is reflected in the "Use of Proceeds - Sources of Funds" section and in the "Series Offering Table" included in this Offering Circular.

Investors should note that these conversions may increase the number of outstanding Series Interests prior to the sale of any securities in this Regulation A offering, and accordingly, may affect the dilution analysis for the applicable Series. See "Dilution."

These conversions are part of the Company's capitalization structure and are not considered new sales of securities in connection with this Regulation A offering. They do not generate any proceeds and do not count against the maximum aggregate offering amount permitted under Regulation A. Their disclosure is provided solely to reflect the capitalization and organizational structure of the applicable Series.

Series #VNATI Series-Specific Provisions

The Operating Agreement and the Series Designation for Series #VNATI contain the Series-specific provisions summarized below. These summaries are qualified by reference to the Operating Agreement and the Series Designation.

Sponsor Interests

Under Section 3.4(c) of the Operating Agreement, Series Interests may be issued to Ark7 Inc. without cash consideration (the "Sponsor Interests"). The Sponsor Interests vest based on the acquisition of the Series Asset. The number of Sponsor Interests for Series #VNATI is 41,900. Once vested, the Sponsor Interests are outstanding Series #VNATI Interests and may dilute the percentage ownership and voting power of investors who purchase Series Interests in this Offering. See "Dilution."

Special Member

Tianxing Wang, individually, serves as a contractual, project-specific Special Member. The Special Member role is dormant unless there is an uncured Ark7 Funding Shortfall. If the role is activated, the Special Member's rights are limited to replacement-financing matters. The Special Member has no ordinary-course management authority and no authority over securities offerings, investor communications, subscriptions or the issuance of Series Interests. The Special Member role cannot impair the majority Class A voting control of Series #VNATI in its Project Company, and the role ends upon Ark7 Full Funding. Ark7 Inc. has the right to suspend or remove the Special Member for regulatory reasons, including under Rule 262 of Regulation A.

Series #VNATI Voting Mechanics

The Series Asset of Series #VNATI is a Class A membership interest in Soperton Data Center I, LLC (its "Project Company"). Series #VNATI holds 66.67% of the Class A voting power of the Project Company, and the Sponsor Member, VCI Energy Inc., holds 33.33%. Series #VNATI controls the appointment, removal and replacement of the manager of the Project Company, which is Ark7 or an Ark7-controlled entity. The Sponsor Member's rights are intended to be protective rights and not ordinary-course participating rights. The Class A voting rights of Series #VNATI in the Project Company are exercised on behalf of the Series by the Managing Member, as provided in the Operating Agreement and the Series Designation; holders of Series #VNATI Interests do not vote directly at the Project Company level.

Regulation D Conversion

Series #VNATI sold Series Interests in a private placement under Regulation D. Those Series Interests convert as set out in the Series Designation for Series #VNATI. The number of Series #VNATI Interests issued under Regulation D is 5,600, and up to 41,900 Sponsor Interests may be issued as described above. The Regulation D offering of Series #VNATI is ongoing; the number of Series Interests issued under Regulation D is stated as of November 6, 2026 and may increase before this Offering is qualified.

Series-Level Voting and Amendments

Matters that pertain only to Series #VNATI, including amendments to the Series Designation for Series #VNATI, are voted on only by the holders of Series #VNATI Interests, with each Series Interest, including each vested Sponsor Interest, entitled to one vote. The affirmative vote of the holders of a majority of the outstanding Series #VNATI Interests is required for any amendment that would adversely change the rights of the Series Interests and for any merger, consolidation or conversion of the Series. Neither the Sponsor Member nor the Special Member has any consent right over Series-level matters; the protective consent rights of the Sponsor Member apply only at the Project Company level.

Restrictions on Transfer

There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained. In the event a transfer of any Series Interest does occur, pursuant to Section 4.2 of the Operating Agreement, it must (i) have been held for a period of 12 months and (ii) written consent, consenting to the transfer, must be obtained from the Managing Member, prior to the transfer.

Voting Rights

Investors have limited voting rights, and substantial powers are delegated to our Managing Member under Section 5.1 of the company's Operating Agreement for which a vote of the Series Interest holders is not required.

When submitting a matter of vote, a holder of a Series Interest, is entitled to one vote per Series Interest on any and all matters submitted to the consent or approval of members generally. No separate vote or consent of the holders of Series Interests shall be required for the approval of any matter, except for matters which only pertain to the Series Designation of a specific series, for which only the holders of that Series Interest will vote.

Confidential Information

The purpose of Article XIV of the Operating Agreement is to protect confidential information of the company that would be available to Series Interest holders but not subject to disclosure under federal securities laws. Such information would include personal information of other investors held by the company, personal information included on leases, and other information in the books and records of the company that is not ready for public dissemination for which an interest holder requests and receives access to. Note, this confidentiality obligation does not extend to matters which are public knowledge, has been publicly filed with the Commission, or as required by law for that interest holder.

Reports to Members

The Managing Member shall keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our Managing Member in accordance with the Internal Revenue Code. Our Managing Member will file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, the company must update this Offering Circular upon the occurrence of certain events, such as asset acquisitions. The company will file updated offering circulars and offering circular supplements with the Commission. The company is also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, the company will file annual reports, semi-annual reports and other information with the Commission. In addition, the company plans to provide Series Interest holders with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

The company will provide such documents and periodic updates electronically by email or made available through the company's platform.

Distribution Upon Liquidation of a Series

Subject to the terms of a Series Interest any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities (as determined by the Managing Member in its sole discretion), shall be applied and distributed 100% to the members (pro rata to their Interests and which, for the avoidance of doubt, may include the and its affiliates).

Other Rights

Holders of Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the company and no preferential rights to distributions of Series Interests.

Forum Selection Provisions

The company's Operating Agreement includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of California.

This forum selection provision may limit investors' ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company's compliance with the federal securities laws and the rules and regulations thereunder.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Independent Tax Advice

The following is a summary of certain U.S. federal income tax considerations for U.S. investors. You should consult your own professional advisers to obtain advice on the tax consequences that apply to you.

A detailed analysis of the federal, state and local tax consequences of an investment in our series interests is beyond the scope of this discussion. Prospective Investors are advised to consult their own tax counsel regarding these consequences and the preparation of any federal, state or local tax returns that a series interest holder may be required to file.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR SERIES INTERESTS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR SERIES INTERESTS TO ANY PARTICULAR INVESTOR WILL DEPEND ON THE INVESTOR'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR INTERESTS.

Taxpayer Identification Number ("TIN")

To ensure proper crediting of the withholding tax when reporting to the IRS, the Company must obtain a U.S. TIN from each of its investors.

Investors may provide the Company with either (i) a social security number (SSN), (ii) an individual taxpayer identification number (ITIN), or (iii) a U.S. employer identification number (EIN).

Certain investors who don't have and aren't eligible to get a social security number can apply for an individual taxpayer identification number on IRS Form W-7. The application is also available in Spanish.

Taxation of Each Series as a Separate Business Entity

The company intends to treat each Series as a separate business entity for U.S. federal income tax purposes and the company as a non-entity for U.S. federal income tax purposes. The IRS has issued proposed Treasury Regulations that provide that each individual series of a domestic series LLC organization will generally be treated as a separate entity formed under local law, with each such individual series' classification for U.S. federal income tax purposes determined under general tax principles and the entity classification rules.

Tax Classification of the Company and its Series

Ark7 AIDC I, LLC is a Delaware series limited liability company with a single member. For U.S. federal income tax purposes, the Company is disregarded as an entity separate from its owner.

Each Series intends to elect to be taxed as a "C" corporation under Subchapter C of the Code by filing an entity classification election on IRS Form 8832. Once the election is effective, the Series will be taxed at regular corporate rates on its taxable income before making any distributions, and investors will be taxed on distributions as corporate dividends, as described below under "Taxation of Distributions to Investors".

The rule that a separate series of a series LLC is an eligible entity that may elect to be treated as a corporation for federal income tax purposes is contained in proposed Treasury Regulations that are not yet final and could change. If such a change were to occur, investors in a Series could be treated as partners in a partnership and would be subject to current federal income tax on their proportional share of the income of the Series.

Taxation of Distributions to Investors

Distributions to U.S. investors out of a series' current or accumulated earnings and profits will be taxable as dividends. A non-corporate U.S. investor who receives a distribution constituting "qualified dividend income" may be eligible for reduced federal income tax rates. U.S. investors are urged to consult their tax advisors regarding the characterization of corporate distributions as "qualified dividend income." Dividends received by a corporate U.S. investor may be eligible for the corporate dividends-received deduction if certain holding periods are satisfied.

Distributions in excess of a series' current and accumulated earnings and profits will not be taxable to a U.S. investor to the extent that the distributions do not exceed the adjusted tax basis of the U.S. investor's interests. Rather, such distributions will reduce the adjusted basis of such U.S. investor's interests. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. investor's adjusted basis in its interests will be taxable as capital gain in the amount of such excess if the interests are held as a capital asset.

Net Investment Income Tax

Section 1411 of the Code imposes on individuals, trusts and estates a 3.8% tax on certain investment income. In general, in the case of an individual, this tax is equal to 3.8% of the lesser of (i) the taxpayer's "net investment income" or (ii) the excess of the taxpayer's adjusted gross income over the applicable threshold amount ($250,000 for taxpayers filing a joint return, $125,000 for married individuals filing separate returns and $200,000 for other taxpayers). In the case of an estate or trust, the 3.8% tax will be imposed on the lesser of (x) the undistributed net investment income of the estate or trust for the taxable year, or (y) the excess of the adjusted gross income of the estate or trust for such taxable year over a beginning dollar amount of the highest tax bracket for such year.

Taxation of Dispositions of Interests

Upon any taxable sale or other disposition of our interests, a U.S. investor will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the U.S. investor's adjusted tax basis in the interests. A U.S. investor's adjusted tax basis in the interests generally equals his or her initial amount paid for the interests and decreased by the amount of any distributions to the investor in excess of the series' current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. investors receive will include the amount of any cash and the fair market value of any other property received for their interests, and the amount of any actual or deemed relief from indebtedness encumbering their interests. The gain or loss will be long-term capital gain or loss if the interests are held for more than one year before disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% net investment income tax.

The deductibility of capital losses may be subject to limitation and depends on the circumstances of a particular U.S. investor. The effect of such limitation may be to defer or to eliminate any tax benefit that might otherwise be available from a loss on a disposition of the interests. Capital losses are first deducted against capital gains, and, in the case of non-corporate taxpayers, any remaining such losses are deductible against salaries or other income from services or income from portfolio investments only to the extent of $3,000 per year.

Tax Withholding and Information Reporting

Generally, a series must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you.

Dividends paid by a series to a non-U.S. investor are generally subject to federal income tax withholding at the rate of 30% (or a lower rate determined under a tax treaty). A non-U.S. investor that is entitled to a reduced rate of withholding will need to provide an IRS Form W-8BEN or similar form to certify its entitlement to tax treaty benefits.

Payments of dividends or of proceeds on the disposition of the interests made to you may be subject to additional information reporting and backup withholding at a current rate of 24% unless you establish an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Under legislation commonly known as "FATCA," each series will be required to withhold U.S. federal income tax at the rate of 30% on distributions treated as dividends for tax purposes unless the recipient timely provides proper certifications on a valid U.S. Form W-8 or W-9. Withholding under FATCA generally applies to certain "foreign financial institutions" and "non-financial foreign entities." Withholding will not apply to a U.S. investor that timely provides a valid U.S. Form W-9.

If we determine withholding is required with respect to a distribution or payment, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.

Acquisition of Series Interests

The value of initial acquisition of Series Interests will become the tax basis for the determination of gains or losses.

Possible Tax Law Changes

The foregoing discussion is only a summary and is based upon existing federal income tax law. Investors should recognize that the federal income tax treatment of an investment may be modified at any time by legislative, judicial or administrative action. Any such changes may have a retroactive effect with respect to existing transactions and investments and may modify the statements made above. In particular, the Tax Act includes sweeping changes to U.S. tax laws and represents the most significant changes to the Internal Revenue Code since 1986. Investors are urged to consult with their own tax advisor with respect to the impact of recent legislation, including the Tax Act, on their investment in the Interests.

THE FOREGOING DISCUSSION SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A SERIES. INVESTORS ARE STRONGLY ADVISED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A SERIES.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 unitholders of record and have filed at least one Form 1-K.

At least every 12 months, the company will file a post-qualification amendment to the offering Statement of which this Offering Circular forms a part, to include the company's recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC's EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an "emerging growth company" (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an "emerging growth company," the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not "emerging growth companies," including but not limited to:

  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
  taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
  being permitted to comply with reduced disclosure obligations regarding executive compensation in the company's periodic reports and proxy statements; and
  being exempt from the requirement to hold a non-binding advisory vote on executive compensation and interest holder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company under the Exchange Act in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an "emerging growth company" for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an "emerging growth company" as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, the company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for "emerging growth companies" under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer's fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer's fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies," and its unitholders could receive less information than they might expect to receive from more mature public companies.

FINANCIAL STATEMENTS

Audited Financial Statements for the Period from September 29, 2026 (Inception) to September 30, 2026	F-1

ARK7 AIDC I, LLC

AUDITED FINANCIAL STATEMENTS

For the period from September 29, 2026 (inception date) to September 30, 2026

Independent Auditor's Report

To the Managing Member and Members

Ark7 AIDC I, LLC

San Francisco, California

Opinion

We have audited the accompanying financial statements of Ark7 AIDC I, LLC (the "Company"), which comprise the balance sheet as of September 30, 2026, and the related statements of income, members' equity and cash flows for the period from September 29, 2026 (inception date) to September 30, 2026, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2026, and the results of its operations and its cash flows for the period from September 29, 2026 (inception date) to September 30, 2026 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

  Exercise professional judgment and maintain professional skepticism throughout the audit.
  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Greywood CPA PLLC

Greywood CPA PLLC

Richmond, Virginia

November 6, 2026

Ark7 AIDC I, LLC

Balance Sheet

As of September 30, 2026

Description	September 30, 2026
Assets
Current Assets
Cash and cash equivalents	$ -
Receivables	-
Related party receivables	-
Prepaid expenses	-
Total Current Assets	-
Total Assets	-

Liabilities & Members' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	229
Related party payables	-
Other liabilities, current	-
Total Current Liabilities	229
Total Liabilities	229

Members' Equity
Equity
Members' Equity	-
Accumulated deficit	(229)
Total Equity	(229)
Total Members' Equity	(229)
Total Liabilities & Members' Equity	$ -

Ark7 AIDC I, LLC

Statement of Income

For the period from September 29, 2026 (inception date) to September 30, 2026

Description	September 30, 2026
Net Income (Loss)
Operating Expenses
General and administrative expenses	229
Total Operating Expenses	229
Operating Income (Loss)	(229)
Other Income (Loss)
Other income (expense)	-
Total Other Income (Loss)	-
Total Net Income (Loss)	$ (229)

Ark7 AIDC I, LLC

Statement of Members' Equity

For the period from September 29, 2026 (inception date) to September 30, 2026

Description	September 30, 2026
Balance at the beginning of the period	$ -
Equity Contribution	-
Net Income (Loss)	(229)
Distribution	-
Balance at the end of the period	$ (229)

Ark7 AIDC I, LLC

Statement of Cash Flows

For the period from September 29, 2026 (inception date) to September 30, 2026

Description	September 30, 2026
Cash Flows From Operating Activities
Net Income (Loss)	$ (229)
(Increase) decrease in operating assets, net of effects of businesses acquired
Accounts receivable	-
Related party receivables	-
Prepaid expenses	-
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	229
Related party payables	-
Other liabilities	-
Net Cash Provided by (Used in) Operating Activities	-
Cash Flows from Financing Activities
Proceeds from issuance of debt	-
Repayment of related party debt
Proceeds from private offerings	-
Distributions to members	-
Net Cash Provided by (Used in) Financing Activities	-
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	-
Cash, Cash Equivalents, and Restricted Cash at the beginning of the period	-
Cash, Cash Equivalents, and Restricted Cash at the end of the period	-

Supplemental Cash Flow information
Cash Paid During the Period for
Interest	$ -

ARK7 AIDC I, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION

Ark7 AIDC I, LLC (the "AIDC1") is a Delaware series limited liability company formed on September 29, 2026 (inception). Its managing member is Ark7 Inc. (the "Managing Member"). The AIDC1 was organized to establish separate series of limited liability company interests (each, a "Series"), each of which will hold a specific investment and offer interests in that Series to investors.

As of September 30, 2026, the AIDC1 had not commenced operations. In future periods, each Series will be presented from the date it is established.

On September 29, 2026, the Series Designation of the AIDC1's first Series, Series #VNATI, was executed. On October 6, 2026, a Certificate of Registered Series for Series #VNATI was filed with the Delaware Secretary of State, and on November 3, 2026, the restated Series Designation of Series #VNATI was executed. Series #VNATI will hold an interest in a data center development project in Soperton, Georgia. Series #VNATI had no assets, liabilities or operations as of September 30, 2026 and is not presented separately in these financial statements (see Note 6).

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). They present the financial position, results of operations and cash flows of Ark7 AIDC I, LLC only, for the period from September 29, 2026 (inception date) to September 30, 2026.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Functional and presentation currency

The functional and presentation currency of the AIDC1 is the US Dollar ("USD").

Cash and cash equivalents

The AIDC1 considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Organization and offering costs

Organization costs are expensed as incurred. Costs directly attributable to a proposed offering of Series interests are deferred and charged against the gross proceeds of that offering when it is completed, or expensed if the offering is abandoned.

Income taxes

The AIDC1 is a single-member limited liability company and is disregarded as an entity separate from its owner for federal and state income tax purposes. Accordingly, no provision for income taxes has been recorded for the period from September 29, 2026 (inception date) to September 30, 2026. Series #VNATI intends to elect to be taxed as a corporation.

Fair value of financial instruments

The carrying values of the AIDC1's financial instruments, consisting of accounts payable and accrued liabilities, approximate fair value due to their short maturities.

NOTE 3: GOING CONCERN AND LIQUIDITY

The accompanying financial statements have been prepared assuming the AIDC1 will continue as a going concern. The AIDC1 was recently formed, has not generated revenue and, as of September 30, 2026, had an accumulated deficit of $229. The AIDC1's ability to meet its obligations depends on funding from the Managing Member and on proceeds from offerings of Series interests. The Managing Member has committed to fund the AIDC1's costs and obligations for at least twelve months from the date these financial statements are available to be issued. Management believes this commitment alleviates any substantial doubt about the AIDC1's ability to continue as a going concern.

NOTE 4: RELATED PARTY TRANSACTIONS

Ark7 Inc. is the Managing Member of the AIDC1 and will act as the asset manager of each Series. The AIDC1's state formation and filing fee of $229 was unpaid as of September 30, 2026 and is included in accounts payable and accrued liabilities. On October 1, 2026, Ark7 Inc. paid the fee on the AIDC1's behalf. The amount is reimbursable to Ark7 Inc., non-interest bearing and due on demand.

NOTE 5: MEMBERS' EQUITY (DEFICIT)

As of September 30, 2026, no capital contributions had been made and no interests had been issued. The members' deficit of $229 as of September 30, 2026 is the net loss for the period from September 29, 2026 (inception date) to September 30, 2026.

NOTE 6: SUBSEQUENT EVENTS

Management has evaluated subsequent events through November 6, 2026, the date on which the financial statements were available to be issued.

The following events occurred after September 30, 2026:

  Establishment of Series #VNATI. On October 6, 2026, a Certificate of Registered Series for Series #VNATI was filed with the Delaware Secretary of State. The Series Designation of Series #VNATI was executed on September 29, 2026, and the restated Series Designation of Series #VNATI was executed on November 3, 2026.
  Operating Agreement. On November 2, 2026, the Amended and Restated Operating Agreement of the AIDC1 became effective.
  Sponsor Interests. The Series Designation provides that Ark7 Inc. shall be granted 419 Series Interests of Series #VNATI without cash consideration (the "Sponsor Interests"). The Sponsor Interests vest as Series #VNATI acquires its interest in Soperton Data Center I, LLC (the "Project Company"). Unvested Sponsor Interests carry no voting, distribution or other economic rights and are cancelled at the end of the acquisition period.
  Private placement. Between October 13, 2026 and November 2, 2026, Series #VNATI sold 56 Series Interests in a private placement under Rule 506(c) of Regulation D at $11,050 per Interest, for gross proceeds of $618,800, in multiple closings as each subscription was accepted. The proceeds are held by Ark7 Inc. on behalf of Series #VNATI and are a receivable of Series #VNATI from Ark7 Inc. The private placement is ongoing.
  Share split. On November 6, 2026, the Managing Member approved a 100-for-1 split of the Series Interests of Series #VNATI, to take effect before its Regulation A offering begins. Upon the split, the 56 Series Interests sold in the private placement would become 5,600 Series Interests at $110.50 per Interest, and the 419 Sponsor Interests would become 41,900 Sponsor Interests. The split would not change any holder's percentage interest in Series #VNATI. The share counts and per-Interest amounts elsewhere in these notes are presented before the split.
  Project Company agreements. On November 3, 2026, Series #VNATI entered into the First Amendment to the Investment Agreement and the Operating Agreement of the Project Company, which set out the terms on which it may acquire up to a 26% interest in the Project Company at $780,000 for each 1% interest. Neither Ark7 Inc. nor Series #VNATI is obligated to contribute any amount to the Project Company except to the extent expressly committed in a funded closing or otherwise agreed in writing.
  Asset Management Agreement. On November 3, 2026, Series #VNATI and Ark7 Inc. entered into an Asset Management Agreement.
  Costs incurred. From October 1, 2026 through November 6, 2026, Series #VNATI and the Project Company incurred state formation and registration fees of $458 ($229 each), including the $229 fee for the Certificate of Registered Series of Series #VNATI filed on October 6, 2026. All of these fees were paid by Ark7 Inc. and are reimbursable to it by the respective entity.

NOTE 7: APPROVAL OF FINANCIAL STATEMENTS

The financial statements have been approved by the management of the AIDC1 and authorized for issue on November 6, 2026.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Certificate of Formation of Ark7 AIDC I, LLC
2.2	Amended and Restated Operating Agreement of Ark7 AIDC I, LLC
2.3	Certificate of Registered Series of Ark7 AIDC I, LLC - Series #VNATI
3.1	Series #VNATI Series Designation
4.1	Form of Subscription Agreement
6.1	Investment Agreement effective September 28, 2026 among Tianxing Wang, Ark7 Inc. and VCI Energy Inc.
6.2	First Amendment to Investment Agreement dated as of November 2, 2026
6.3	Limited Liability Company Agreement of Soperton Data Center I, LLC
6.4	Asset Management Agreement between Ark7 Inc. and Ark7 AIDC I, LLC - Series #VNATI
6.5	Real Estate Purchase and Sale Agreement dated September 23, 2026 between Treutlen County Development Authority and VCI Energy Inc.
11.1	Consent of Greywood CPA PLLC
12.1	Opinion of Counsel

1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State of California, on November 6, 2026.

Ark7 AIDC I, LLC a Delaware series limited liability company

By	/s/ Ark7 Inc., a Delaware corporation
Its: Managing Member

	By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	President

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Ark7 AIDC I, LLC a Delaware series limited liability company

By	/s/ Ark7 Inc., a Delaware corporation
Its: Managing Member

	By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Ark7 Inc., Managing Member of Ark7 AIDC I, LLC
	Date:	November 6, 2026

2